COMPLETE APPRAISAL OF
THE GOING CONCERN

Oak Terrace Retirement Apartments
1700 West Washington Street
Springfield, Sangamon County, Illinois
62702

IN A RESTRICTED
APPRAISAL REPORT

As of 4/16/04

Prepared For:
SPECS, Inc.
4200 Blue Ridge Boulevard, Suite'LH-06

Kansas City, Missouri 64133















Prepared By:
Cushman & Wakefield of Illinois, Inc.
Senior Housing/Healthcare Industry Group
Valuation Services, Advisory Group
455 North Cityfront Plaza, Suite 2800
Chicago, IL 60611

C&W File ID: 04-248-01

                                           Cushman & Wakefield
                                           Cushman & Wakefield of Illinois, Inc.
                                           455 North Cityfront Plaza, Suite 2800
                                           Chicago, IL 60611
                                           312.470.1817 Tel
                                           312.470.2317 Fax
                                           randal_dawson@cushwake.com





April 30, 2004

Jim Hoyt
General Partner
SPECS, Inc.
4200 Blue Ridge Boulevard, Suite LH-06
Kansas City, Missouri 64133

Re:      Complete Appraisal of Real Property
         In a Restricted Report
         Oak Terrace Retirement Apartments
         1700 West Washington Street
         Springfield, Sangamon County, Illinois 62702

         C&W File ID: 04-248-01

Dear Mr. Hoyt:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our complete appraisal report on the property referenced above.

The value opinion reported in this appraisal report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. We particularly call your attention to the following extraordinary assumptions and hypothetical conditions:

Extraordinary  Assumptions:   This  appraisal  employs  no  other  extraordinary
assumptions.

Hypothetical Conditions: This appraisal employs no hypothetical conditions.

This report was prepared for SPECS, Inc. and is intended only for their specified use. It may not be distributed to or relied upon by any other persons or entities without the written permission of Cushman & Wakefield of Illinois, Inc.

This appraisal report has been prepared in accordance with our interpretation of your institutions guidelines, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), and the Uniform Standards of Professional Appraisal Practice (USPAP), including the Competency Provision.

 Jim Hoyt
SPECS, Inc.
April 30, 2004
Page 2

The property consists of an existing 129 unit, independent living facility known as Oak Terrace Retirement Apartments. The facility has an effective capacity of 137 units and/or residents. The facility contains 117,250:t square feet of gross floor area and is situated on a 1.80 acre parcel of land. The facility occupancy was 88 percent at the time of inspection.

The property has been appraised as a going concern and assumes a fair sale, which includes the transfer of a valid operating license, adequate working capital, an assembled workforce, and the transfer of all business assets necessary for the operation of a licensed health care facility.

Randal D. Dawson, MAI inspected the property and prepared the report. This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we perform a restricted appraisal report. Therefore, we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

Based  on our  Complete  Appraisal  as  defined  by  the  Uniform  Standards  of
Professional Appraisal Practice, we have developed an opinion that the market value of the fee simple estate of the referenced property, subject to the assumptions and limiting conditions, certifications, extraordinary and hypothetical conditions, if any, and definitions, "as-is" on April 16, 2004 was:

                  TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS

                                  $12,500,000

The above value estimate is inclusive of $310,000 in personal property and $4,100,000 in business value as an integral part of the going-concern.

Based on recent market transactions, as well as discussions with market participants, a sale of the subject property at our stated opinion of market value would have required an exposure time of approximately twelve (12) months. Furthermore, a marketing period of approximately twelve (12) months is currently warranted for the subject property.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the market value based on the bond financing of the fee simple estate of the referenced property, subject to the assumptions and limiting conditions, certifications, extraordinary and hypothetical conditions, if any, and definitions, "as-is" on April 16, 2004 was:

                  SIXTEEN MILLION ONE HUNRED THOUSAND DOLLARS

                                   $16,100,000

 Jim Hoyt
 SPECS, Inc.
 April 30, 2004
Page 3

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.



/S/ RANDAL D. DAWSON
--------------------------------
Randal D. Dawson, MAI
Associate Director
Senior Housing/Healthcare Industry Group
Illinois Certified General Appraiser
License No. 153-001098
randal-dawson@cushwake.com
312.4 70.1817 Office Direct
312.470.2317 Fax

                                                        SUMMARY OF SALIENT FACTS

Common Property Name:               Oak Terrace Retirement Apartments

Location:                           1700 West Washington Street
                                    Springfield, Sangamon County, Illinois 62702

                                    The subject is located at approximately
                                    mid-block along the north side of West
                                    Washington Street between Chatham Road and
                                    Lincoln Avenue.

Property Description:               The property consists of a 1-building, 6-
                                    story independent living facility containing
                                    129 units and 137 beds situated on a 1.80-acre parcel of land.

Assessor's Parcel Number:           14-32-127-005, 14-32-127-006 and 14-32-127-
                                    007

Interest Appraised:                 Fee Simple Estate

Date of Value:                      April 16, 2004

Date of Inspection:                 April 16, 2004

Ownership:                          Secured Investment Resources

Occupancy:                          Current physical occupancy is 88 percent
                                    based on a stabilized effective capacity of 129 units.

Current Property Taxes

         Total Assessment:          $5,088,330
         2004 Property Taxes:       $129,210

Hiqhest and Best Use
         If Vacant:                 Multi-family residential property developed
                                    to the highest density possible

         As Improved:               As it is currently utilized as an
                                    independent living facility:

Site & Improvements

Zoning:                             R-5b
Land Area:                          1.80 acres or 78,408:t square feet
Number of Units:                    129
Number of Beds:                     137
Number of Stories:                  6
Number of Buildings:                1
Year Built:                         1987
Type of Construction:               Brick
Gross Building Area:                117,250:t square feet
Parking:                            161 spaces (1.25 Unit).

VALUE INDICATORS

Income Capitalization Approach

Direct Capitalization
         Net Operating Income:      $1,123,860

         Capitalization Rate:       9.00%

         Indicated Value:           $12,500,000

Reconciled Value:                   $12,500,000

FINAL VALUE CONCLUSION

         Market Value As-Is Fee Simple:     $12,500,000

         Exposure Time:             Under 12 months

         Marketing Time:            Under 12 months

INSURABLE VALUE

Conclusion:                          $7,400,000

Market Value Based on Bond $16,000,000
Financing

Extraordinary Assumptions and Hypothetical Conditions

Extraordinary Assumptions

An extraordinary assumption is defined by the Uniform Standards of Professional Appraisal Practice (2004 Edition, The Appraisal Foundation, page 2) as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis."

This appraisal employs no other extraordinary assumptions.

Hvpothetical Conditions

A hypothetical condition is defined by the Uniform Standards of Professional Appraisal Practice (2004 Edition, The Appraisal Foundation, page 3) as "that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis."

This appraisal employs no hypothetical conditions.

                                                             SUBJECT PHOTOGRAPHS

[GRAPHIC OMITTED]
Exterior view of property

[GRAPHIC OMITTED]
Exterior view of property

[GRAPHIC OMITTED]
 Interior view of property

[GRAPHIC OMITTED]
Interior view of property

[GRAPHIC OMITTED]
 Street Scene along Washington Street Facing East

[GRAPHIC OMITTED]
Street Scene along Washington Street Facing West

                                                               TABLE OF CONTENTS

INTRODUCTION                                                    1
REGIONAL ANALYSIS                                               5
LOCAL AREA ANALYSIS                                             12
SENIOR LIVING INDUSTRY OVERVIEW                                 16
COMPETITIVE MARKET ANALYSIS                                     21
SITE DESCRIPTION                                                32
IMPROVEMENTS DESCRIPTI0N                                        33
REAL PROPERTY TAXES AND ASSESSMENTS                             37
ZONING                                                          38
HIGHEST AND BEST USE                                            39
VALUATION PROCESS                                               41
INCOME CAPITALIZATION APPROACH                                  43
RECONCILIATION AND FINAL VALUE OPINION                          57
INSURABLE VALUE                                                 59
SUPPLEMENTAL VALUATION - SCENARIO II                            60
ASSUMPTIONS AND LIMITING CONDITIONS                             62
CERTIFICATION OF APPRAISAL                                      65
ADDENDA                                                         66

                                                                   INTRODUCTION

Identification of Property

Common Property Name:               Oak Terrace Retirement Apartments

Location:                           1700 West Washington Street
                                    Springfield, Sangamon County, Illinois 62702

                                    The subject is located at approximately
                                    mid-block along the north side of West
                                    Washington Street between Chatham Road and
                                    Lincoln Avenue.

Property Description: The property consists of a 1-building, 6-story independent living facility containing 129 units and an effective capacity of 137 units situated on a 1.80 acre site.

Assessor's Parcel Number:           14-32-127-005, 14-32-127-006 and
                                    14-32-127-007

Property Ownership and Recent History

Current Ownership:                  Secured Investment Resources

Sale History:                       The property has not transferred within the
                                    past three years to the best of our
                                    knowledge.

Current Disposition:                To the best of our knowledge, the property
                                    is not under contract of sale nor is it
                                    being marketed for sale.

Reginald

Intended Use and Users of the Appraisal

This appraisal is intended to provide an opinion of the market value of the fee simple interest in the property for the exclusive use of SPECS, Inc. for internal review. All other uses and users are unintended, unless specifically stated in the letter of transmittal.

Dates of Inspection and Valuation

The value conclusion reported herein is as of April 16, 2004. The property was inspected on April 16, 2004 by Randal D. Dawson, MAI

Property Rights Appraised

fee simple interest of the property as a going-concern.

Scope of the Appraisal

This is a complete appraisal presented in a Restricted report, intended to comply with the reporting requirements set forth under the Uniform Standards of Professional Appraisal Practice (USPAP) for a Restricted Appraisal Report. In addition, the report was also prepared to conform to the requirements of the Code of Professional Ethics of the Appraisal Institute and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations.

In preparation of this appraisal, we investigated a sampling of improved sales from a local, regional or national basis. We also analyzed rental data, and considered the input of buyers, sellers, brokers, property developers and public officials. Additionally, we investigated the general regional economy as well as the specifics of the local area.

The scope of this appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis is intended to be appropriate in relation to the significance of the appraisal issues as presented herein. The data have been analyzed and confirmed with sources believed to be reliable, whenever possible, leading to the value conclusions set forth in this report. In the context of completing this report, we have made a physical inspection of the subject property. The valuation process involved utilizing generally accepted market-derived methods and procedures considered appropriate to the assignment.

The scope of this research, and the analysis contained herein, is reflective of "the amount and type of information researched and the analysis applied in an assignment" (2004 US PAP, page 5). This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we perform a restricted appraisal report. Therefore, we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

Definitions of Value, Interest Appraised and Other Terms

The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Fourth Edition (2002), published by the Appraisal Institute, as well as other sources.

Market Value

     Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. A current economic definition agreed upon by agencies that regulate federal financial institutions in the United States of America follows, taken from the glossary of the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

3.   A reasonable time is allowed for exposure in the open market;

4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and .

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate

An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

Leasehold Estate

The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.

Goinq-Concern Value

The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. Common going-concern appraisals are conducted for assisted living facilities, nursing homes, hotels and motels, restaurants, bowling alleys, industrial enterprises, retail stores, and similar property uses. For these property types, the physical real estate assets are integral parts of an ongoing business such that the market values from the land and building are difficult, if not impossible, to segregate from the total value of the ongoing business.

Market Rent

The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

Cash Equivalent

A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

Market Value As Is on Appraisal Date

The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

Prospective Value Upon Completion of Construction

The value of a property on the date that construction is completed based on market conditions projected to exist as of that completion date. This value is not the market value as of a specified future date, but rather is a projected value based on assumptions that mayor may not occur.

Prospective Value Upon Reaching Stabilized Occupancy

The value of a property as of a point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long term occupancy. At such point, all capital outlays for tenant improvements, leasing commissions, marketing costs, and other carrying charges are assumed to have been incurred.

Exposure Time and Marketing Time

Exposure Time

Under Paragraph 3 of the Definition of Market Value, the value opinion presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

The reasonable exposure period is a function of price, time and use. It is not an isolated opinion of time alone. Exposure time is different for various types of real estate and under various market conditions. As noted above, exposure time is always presumed to precede the effective date of appraisal. It is the length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective opinion based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but adequate, sufficient and a reasonable marketing effort. Exposure time and conclusion of value are therefore interrelated.

Based on discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been approximately twelve (12) months. This assumes the current owner employed an active and professional marketing plan.

Marketing Time

Marketing time is an opinion of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal). The opinion of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

We consider, based on the assumptions employed in our analysis, as well as our selection of investment parameters for the subject, that our value conclusion represents a price achievable within twelve (12) months.

Legal Description
The Sangamon County assessor identifies the subject site as Assessor's Parcel Number 14-32-127-005, 14-32-127-006 and 14-32-127-007. A legal description is located in the Addenda section of this report.

                                                               REGIONAL ANALYSIS
[GRAPHIC OMITTED]
REGIONAL MAP

Introduction

A variety of factors and forces that interact within a given region influence the short- and long-term value of real estate. Regional analysis serves to identify those forces that affect property value, and the role they play within the region. The four primary forces that influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property, which, in turn, affect market value.

The subject property is located in Springfield, within the central portion of Sangamon County, which is in the central portion of Illinois.

Economic & Demographic Profile

The following profile of the Springfield MSA was provided by Economy.com, a leading provider of economic, financial, and industry information.

Economy.com's core assets of proprietary editorial and research content as well as economic and financial databases are a source of information on national and regional economies, industries, financial markets, and demographics. The company staffs economists, data specialists, programmers, and online producers who create a proprietary database.

Economy.com's approach to the analysis of the U.S. economy consists of building a large-scale, simultaneous-equation econometric model, which they simulate and adjust with local market information, creating a model of the U.S. macro economy that is both top-down and bottom-up. As a result, those variables that are national in nature are modeled nationally while those that are regional in nature are modeled regionally. Thus, interest rates, prices, and business investment are modeled as national variables; key sectors such as labor markets (employment, labor force), demographics (population, households, and migration), and construction activity (housing starts and sales) are modeled regionally and then aggregated to national totals. This approach allows local information to influence the macroeconomic outlook. Therefore, changes in fiscal policy at the national level (changes in tax rates, for example) translate into their corresponding effects on state economies. At the same time, the growth patterns of large states, such as California, New York, and Texas, playa major role in shaping the national' outlook.

In addition, on a regional basis, the modeling system is explicitly linked to other states through migration flows and unemployment rates. Economy.com's model structure also takes into account migration between states.

Springfield, IL
Employemnt Growth Rank
Best=1 Worst=325
2002-04:  309: 5th quintile
2002-07:  266: 5th quintile

MSA LIFE CYCLE PHASE:Growth/Mature
Vitality (Best-1 Worst=325): 71(2nd quintile)
Cost of Doing Business (US=100%):98%
Cost of Living (US=100%):85%

Relative Employment Performance
[Graphic Omitted-Line Graph (1990-2007)]


1996     1997    1998    1999    2000   2001    2002     Indicators
6.6      6.7     6.8     6.9     7.1    7.1     7.1    Gross Metro Product, C$B
3.7      2.4     1.5     1.2     2.4    -0.3    0.7    % Change
112.0    112.1   114.1   113.6   115.3  115.5   115.3  Total Employment (000)
1.0      0.1     1.8     -0.4    1.5    0.2     -0.2   % Change
4.5      4.3     3.9     3.6     3.5    3.9     4.6    Unemployment Rate
6.1      3.8     5.7     2.3     6.5    4.1     2.1    Personal Income Growth
202.1  201.9   201.7   201.3   201.6  202.3   203.2    Population (000)
922      812     848     843     759    806     674    Single-Family Permits
209      121     105     303     170    113     256    Multifamily Permits
81.9    83.2    85.9    86.1    84.5   86.9    90.5    Existing Home Price($Ths)
575      695   1,273     782     589  1,525   1,900  Mortgage Originations($Mil)
-0.2    -1.0    -0.9    -1.1    -0.6    0.0     0.2    Net Migration (000)
799    1,139   1,126   1,022     955  1,258   1,490  Personal Bankruptcies


Indicators
                                 2003      2004      2005       2006      2007

Gross Metro Product, C$B         7.2        7.4       7.6        7.8       8.0
% Change                         0.6        2.7       3.0        3.1       2.8
Total Employment (000)         111.9      113.0     115.3      117.7     119.3
% Change                        -2.9        0.9       2.1        2.0       1.4
Unemployment Rate                5.2        5.3       5.2        5.0       4.8
Personal Income Growth           2.7        3.4       3.8        4.0       4.0
Population (000)               204.1      205.2     206.5      207.8     208.9
Single-Family Permits            734        892       783        764       748
Multifamily Permits              423        125       116        137       153
Existing Home Price($Ths)       93.6       94.7     100.0      101.4     105.6
Mortgage Originations($Mil)    2,455      1,053       627        649       684
Net Migration (000)              0.2        0.3       0.5        0.5       0.3
Personal Bankruptcies          1,625      1,576     1,454      1,436    1 ,450




-------------------------------------------
STRENGTHS AND WEAKNESSES

STRENGTHS

.. Below average business and living costs.
.. High level of housing affordability.
.. Low exposure to downsizing manufacturing
  industries.
.. Concentration of stable employers in
  healthcare and education.

WEAKNESSES
.. Lack of a significant economic
  driver.
.. Disproportionate impact from state fiscal crisis.
.. Middling population

----------------------------------------
[GRAPHIC OMITTED-Bar Graph]
Current Employment Trends
December 2003 Employmnet Growth
% Change Year Ago
Total                           -2.6
Construction                    3.7
Manufacturing                   -7.5
Trade                           0.7
Trans/Utilities                 4.9
Information                     -5.5
Financial Activities            -3.6
Prof & Business Svcs            0.8
Edu & Heatlth Svcs              -1.52
Leisure & Hospitality           -1.0
Other Services                  -6.8

------------------------------------------
FORECAST RISKS
Short Term [Down Arrow]
Long Term [Up Arrow]
Risk-adjusted Return, '02-07: -0.16%
         UPSIDE
..        The tourism industry recovers and expands more quickly than anticipated.
..        Plans to increase state revenue come to fruition, solving budget crisis.

         DOWNSIDE
.. Further restructuring in healthcare industry would have a large effect on SPR.

.. Slow recovery of slate economy will necessitate further government cutbacks.
------------------------------------
ANALYSIS

Recent Performance. The Springfield economy has yet to show signs of significant growth. Weakness in government payrolls has been largely responsible for the plight of the local economy, which depends on the government sector for growth. However, the private sector, which also depends on the public sector in a number of ways, is not performing much better, and has continued to suffer from severe losses. As a result, the unemployment rate, while lower than state and national aver-ages, is historically high for the area, at 5.4%. The general malaise settling in on the SPR la-bor market has hurt consumer credit conditions, with the bankruptcy filing rate climbing to well above state and national averages.

New budget. Governor Rod Blagojevich recently submitted a $43.5 billion operations budget \\ith the hope of reducing the estimated $1.7 billion deficit looming over the state of Illinois. The budget's solution will involve cutting costs by $840 million and generating $945 million in new revenue on top of $280 million in estimated base revenue growth, without raising the sales or income taxes.

While the absence of any increases in sales or income taxes will limit the direct effects of the new budget on consumer spending, other parts of the proposal will have significant ramifications for the SPR economy if approved. Several state agencies will face budget cuts, and as most are located in SPR, the state capital, pay-roll cuts from these agencies will mean more job losses in SPR. Furthermore, because the budget plan does not address the escalating costs of the State Employees Retirement Fund, government employees who have retired in the SPR area may find themselves \\ith reduced pensions from the state government.

Government weight. Because of the high proportion of government employees in SPR, losses in that sector will have a more severe effect on the SPR economy than similar losses would have on a metro area more dependent on other industries. A decline in government payrolls means a drop in overall consumer demand, which means that retail and other service sectors will suffer. Moreover, if the State Employees Retirement Fund remains underfunded, retired government employees may be unable to pay for healthcare, lowering demand and muting the growth of the healthcare industry in the area.

National Guard. The SPR economy is sup-ported a great deal by the presence of the Illinois National Guard. Aside from being one of the largest employers in the area with 2,700 employees, the Guard is able to attract federal and state funding for projects that help encourage growth in the SPR area. One recent example is a new joint-use armory and field house that should be completed in August 2004. The project received $2.9 million in federal funding and $2 million in state funding, and will provide a home to Company C, 1st Battalion, 178th Infantry, and the East High School Naval Junior Reserve Officer Training Corps program. While the new facility will have a minimal impact on employment growth, it should attract larger numbers of trainees, which "ill support further growth in retail services through greater demand.

Net job loss should end in the Springfield economy this year. Concerns over the state budget, however, continue to threaten this outlook. Budget troubles could result in more public sector job cuts and reduced retirement benefits, which would undoubtedly hamper any economic recovery. Longer term, the SPR metro area lacks significant growth drivers to propel itself forward. Furthermore, weak demographic trends and population growth will restrict housing development, labor force growth, and demand for local goods and services. SPR will therefore be a below average performer.

Collin Peng-Sue
February 2004
------------------------------------------

                                 TOP EMPLOYERS
Memorial Health System                               3,400
St. John's Hospital                                  2,839
Illinois National Guard                              1,700
Roman Catholic Diocese                               1,600
Horace Mann Insurance Company                        1,280
Blue Cross and Blue Shield Association               1,200
SIU School of Medicine                               1,200
SBC Communications, Inc.                               900
Springfield Clinic, LLP                                900
Cingular Wireless                                      706
University of Illinois                                 655
Express Personnel Services                             650
McGraw Enterprises, Inc.                               650
American General Financial Group                       600
Hardees of Springfield                                 600
Levi Ray & Shoup, Inc.                                 500
Meijer, Inc.                                           500
Freeman United Coal Company                            470
Lincoln Land Community College                         405
Cub Foods of Springfield                               400

Source: Springfield Chamber of Commerce, May 2003

Public
Federal           2,201
State             19,957
Local             10,627

2002

-------------------------------------------

COMPARATIVE EMPLOYMENT AND INCOME

                       % of Total Employment      Average Annual Earnings
Sector                  SPR      IL       US       SPR     IL       US
Construction            4.8%     4.7%     5.2%    $35.292  $48,420  $39,845
Manufacturing           3.4%     12.8%    12.0%   $38.464  $49.710  $48.756
Durable                 65.9%    60.7%    62.0%    nd      $50,119  $50,404
Nondurable              34.1%    39.3%    38.0%   nd       $49,043  $45,969
Transport
Utilities               1.8%     4.4%    3.6%     nd       $45.020  $44,972
Wholesale Trade         3.1%     5.2%     4.4%    $45.106  $58,203  $51,842
Retail Trade            10.4%    10.7%    11.7%   $19.221  $22,743  $22,635
Information             3.0%     2.5%     2.6%    $38.980  $63.325  $69,569
Financial
Activities              7.2%     6.8%    6.0%     $30.502  $45,883  $41,740
Prof. and Bus.
Services                8.9%     13.4%   12.4%    $33,149  $51,215  $43,053
Educ.and Health
Services                14.5%    12.1%   12.5%    $39,281  $34,012  $34.032
Leisure and Hosp.
Services                8.9%     8.4%    9.0%     $12,721  $19,091  $19,135
Other Services          5.6%     4.3%     3.9%    $22,620  $22,568  $19.842
Government              28.4%    14.6%    16.2%   $48,121  $44,927  $42,939

Source: Percent of total employment - Economy.com & BLS, 2002; Average annual earnings - BEA, 2001

---------------------------------------
HOUSE PRICES
[Graphic Omitted-Line Graph 1987-2003]

CREDIT QUALITY
Fitch: N/A
Moody's: N/A


LEADING INDUSTRIES

NAICS           Industry                                Employees (000)

GVSL            Sale & Local Government                         30.6
6221            General Medical and Surgical Hospitals          5.3
5241            Insurance Carriers                              3.7
5617            Services to Buildings and Dwellings             3.1
6211            Offices 01 Physicians                           2.6
4521            Department Stores                               2.0
8139            Bus. Prof. Labor. Political. & Similar Org.     1.8
2360            Construction of Buildings                       1.7
6231            Nursing Care Facilities                         1.6
5413            Architectural, Engineering, & Related Services  1.4
5412            Accting., Tax Prep., Bookkeeping & Payroll      1.3
8134            Civic and Social Organizations                  1.2
4529            Other General Merchandise Stores                1.1
6111            Elementary and Secondary Schools                1.1
3344            Semi. & Other Electronic Component Manuf.       0.9

High-tech employment       4.3
As % of total employment   3.7

Source: BLS, Economy com, 2002

----------------------------------
INSUSTRIAL DIVERSITY
SPR=0.52 (1.00= Most Diverse (U.S.), 0.00= Least Diverse)

EMPLOYEE VOLATILITY
Due to U.S. Fluctuations:
  60% Not due to U.S.
  40% Due to U.S.

Relative to U.S.
  US = 100
  SPR = 74



MIGRATION FLOWS
Into Springfield        Number                  Median
                        of Migrants             Income

Chicago                 570                     23,773
St. Louis               376                     22,336
Decatur                 301                     20,237
Champaign               183                     21,874
Peoria                  170                     22,106
Bloomington             137                     27,499
San Diego               46                      21,874
Phoenix                 43                      16,249
Rockford                35                      19,499
Indianapolis            34                      20,832
Total Inmigration       6,816                   20,832

From Springfield
Chicago                 517                     26,739
St. Louis               491                     25,328
Decatur                 204                     22,499
Peoria                  177                     25,858
Bloomington             161                     23,181
Champaign               157                     19,999
Phoenix                 92                      20,555
Indianapolis            46                      21,666
Tampa                   42                      14,622
Houston                 36                      54,999
Total Outmigration      6,626                   21,562

Net Migration           190                       -731

------------------------------------


Net Migration, SPR
[GRAPHIC OMITTED-Bar Graph]

         Domestic Foreign  Total
1998     -1,198     263     .935
1999     -1,428     325   .1.103
2000       .769     210     .559
2001       -159     131      .28
2002         86     129      215

Source: IRS (top), 2002; Census Bureau & Economy. com, 2002

----------------------------------------------
PER CAPITA INCOME
[GRAPHIC OMITTED]

SPR
31,037

IL
32,990

US
30,413

Source: Bureau of Economic Analysis, 2001

-----------------------------------------------

Springfield, IL

[GRAPHIC OMITTED-Line Graph]
Low Cost Housing in Springfield

One of the reasons behind SPR's low cost of living is the abundance of affordable homes in the area. According to Economy.com's housing affordability index, homes in SPR have been consistently much more affordable than in the u.s. as a whole. This is due in large part to the inability of the SPR economy to create a significant number of jobs. The lack of job growth has depressed demand for housing, limiting the rate of price appreciation.


[GRAPHIC OMITTED-Line Graph]
Government Protects Springfield During Recessions.

While significant job growth has been lacking in the SPR metro area of late, the area has still managed to outperform the nation. One of the main reasons behind the area's apparent immunity to national recessions is its status as the Illinois state capital, which ensures an above average number of government jobs in proportion to total employment in the area. This helped the area keep payrolls relatively steady as lllinois lost jobs more quickly than the nation as a whole.


[GRAPHIC OMITTED-Line Graph]
But Leaves It Vulnerable to Budget Shortfalls

The problem with above average dependence on anyone sector, of course, is that dependence can hurt an economy further down the road. Indeed, even as the national economy pulled itself out of recession, the Illinois state government found itself awash in debt, and was forced to cut payrolls. Thus, the large government presence in SPR has become a hurdle in the way of recovery. With the government facing a budget shortfall of $1.5 to $2 billion for. the fiscal year 2005, it is unlikely that government payroll growth will accelerate any time soon. .

[GRAPHIC OMITTED-Line Graph]
Migration Turnaround

One positive facet of the SPR economy is its positive migration outlook. While it experienced persistent out-migration over the latter part of the 1990s, the negative trends have subsided, and migration is positive once more. Further improvement in SPR's migration trends would help to bolster labor force growth, and thereby help attract new businesses into the area. In addition, stemming the flow of out-migrants will provide support for SPR's housing market, which has faced weak demand in recent years.

Critical Observations

The following bullet points summarize some of our general observations relating to the subject's region.

Social Influences

..    Springfield's current population is 205,200 people.

..    The population  increased 1.94 percent from 1999-2004.  Forecasts  indicate
     1.80 percent total population growth between 2004 and 2007.

..    Migration  trends have been poor  throughout the latter part of the 1990's, although recent trends indicate steady in-migration that could potentially lead to a favorable population growth rate. Those leaving Springfield are going to Chicago, St. Louis and Decatur.

..    As of 2003,  the  average  per  capita  income in the  Springfield  MSA was
     $31,037, which is slightly above the National average of $30,413, but lower than the State average of $32,990. Personal income growth is expected to increase by 3.4 percent in 2004.

Economic Influences

..    The largest employment sectors are Services (32.3%), Government (28.4%) and
     Retail Trade (10.4%).

..    The top three employers are Memorial Health Insurance,  St. John's Hospital
     and Illinois National Guard.

..    Springfield's   housing  affordability  has  been  consistently  below  the national average for years. Depressed labor force conditions can partially account for the low demand in housing, thus limiting the rate of appreciation.

..    As of February 2004, the unemployment rate for Springfield was 5.9 percent, which is above the national average of 5.6 percent, but below the state average of 6.8 percent.

..    The only industries  experiencing growth between December 2002 and December
     2003 were Construction (3.7%) and Trans/Utilities (4.9%). Manufacturing experienced the largest decline in employment of 7.5%.

..    Out of a total of 325 metropolitan  statistical areas in the United States,
     Springfield ranks 266th in terms of expected employment growth between 2002-2007.

Government Influences

..    The  government is  supportive  of business and is  considered  pro-growth.
     Government incentives for growth include an enterprise zone; tax increment financing and business incentives are available for qualifying commercial interests.

..    The present  economic  weakness in the economy has had a negative effect on
     State and local treasuries, resulting in cuts in services and an increased risk of higher taxes. However, it is noted that this circumstance is common among most MSA's.

Environmental Influences

..    The Springfield MSA is located in Sangamon County in central Illinois.  The region is served by several interstates including I-55 and 1-72, which provide access to several major markets including St. Louis, Chicago and Indianapolis. 35 Intrastate and 74 Interstate trucking companies serve the region, while the community supports 41 truck terminals. Capital airport provides daily commercial flights and five railroads serve Sangamon County.

..    Springfield  is  approximately  98 miles  from St.  Louis,  204 miles  from
     Chicago, 207 miles from Indianapolis, 337 miles from Kansas City, 457 miles from Detroit and 635 miles from Atlanta.

Conclusion

In light of the social and economic attributes of the greater Springfield area, it is clear that the region benefits by the following:

..    Below average business and living costs

..    High level of housing affordability

..    Low exposure to downsizing manufacturing industries

..    Concentration of stable employers in healthcare and education

Concurrently,   there  are  inherent  risks  to  the  economic   health  of  the
metropolitan area, including the following:

..    Lack of significant economic driver

..    Disproportionate impact from state fiscal crisis.

..    Middling population trends

The Precis report indicates that the Springfield economy is stagnant. The state's fiscal budget crisis is having a disproportionate effect on Springfield due to the large amount of government jobs associated with the state capital. The Governor of Illinois recently submitted a $43.5 billion operations budget with the hope of decreasing the estimated $1.7 billion state deficit. One of the solutions in this plan is to cut spending by $840 million that will undoubtedly cut jobs in Springfield. Since government jobs account for nearly 28 percent of the workforce, the repercussions of a mass layoff would affect numerous industries in Springfield. The presence of the National Guard in Springfield bodes well for the area not only because it is one of the largest employers, but also because projects developed through state and federal funding attracts trainees to the area that support retail services. However, The Base Realignment and Closure (BRAG) Commission is coordinating the Defense Department's effort to assess current military facilities and make recommendations for base closings for 2005. Springfield houses one of three Air National Guard Bases in Illinois that BRAC is assessing with the expectation that at least one will be closed. The economic impact of the Springfield base closing would be highly detrimental to the local economy. Overall, the Springfield region lacks favorable population trends and significant growth drivers that would enable possible long-term growth. The additional threat of severe government cutbacks and the possible closure of the National Guard base dampen an optimistic outlook over the forecast horizon.

[GRAPHIC OMITTED-Map]
 LOCAL AREA ANALYSIS

Location

..    The property is located in Sangamon County,  within the greater Springfield area, which is in central Sangamon County. Springfield is the county seat of Sangamon County and the State Capital of Illinois. Eleventh Street borders the neighborhood to the east, Walnut Street to the west, Carpenter Street to the north, and South Grand Avenue to the south.

..    The subject is located in the central portion of Sangamon County. This area is a middle income urban area of average desirability.

Access

..    The area is accessed by Interstate 55, which runs north and south along the east side of the city. And Interstate 72, which runs east and west intersecting with I-55 south of town cascading around the city on the southeast side of the city. The subject is located at the along West Adams
     Street  between   Pasfield  Street  and  College  Street,   both  secondary
     north/south  transportation  artery which provides  access to the area, and
     Jefferson   and   Washington   Streets,   which   are   primary   east/west
     thoroughfares.

..    The subject  property has good exposure  from West Adams  Street,  Pasfield
     Street, and College Street. Driveways on Pasfield Street and College Street provide vehicle access to the subject site. The subject property also has good access to the area's freeway network with an interchange approximately two miles east of the subject, at Clearlake Avenue and I-55.

Neighborhood Characteristics

..    A mix of  single-  and  multi-tenant  office  buildings  characterizes  the immediate area of the subject property. In general, the properties in the subject's district are generally compatible in nature and were constructed from the early 1960's to late-1980's. The majority of the commercial properties near the subject are average-to-good facilities typical of a secondary street in an urban area. Development in this area includes a mix of commercial and very limited residential uses. The immediate area of the subject property generally compromises commercial land uses.

..    Properties  adjacent  to, or in the  immediate  vicinity  of,  the  subject includes a few single family homes followed of office development to the south along West Adams Street; office development to the north; to the east is a office development; and to the west is a commercial parking lot.

..    Several  arterial roads intersect West Adams Street.  The roads all lead to well established residential neighborhoods. The subject's immediate area can be described as being in the mature stage of its life cycle.

Demographics

..    At demographic chart is located at the end of this section.

Special Hazards or Adverse Influences

..    No special  hazards or adverse  influences  within the subject's  immediate neighborhood were noted.

Conclusion

..    The subject's  neighborhood is considered to be a desirable and viable area suitable for office development over the long run, due to its location, relative ease of access and its proximity to a significant population base. It appears that the market in the Springfield area is very strong, due primarily to the recent economic improvement and limited amount of speculative development.

..    The  trends  for the  local  area  appear  stable  but  healthy.  The local population is growing slowly because the area is nearly fully developed. Employment is steady with a short-term slowdown in 2003. Housing values are predicted to grow over the next five years.

..    The  near-term  health of the local area is good with  stable  real  estate values. The senior housing developments in the local area should experience a positive influence.


DEMOGRAPHIC PROFILE
1700 WEST WASHINGTON
SPRINGFIELD, ILLINOIS

                                  3.0 MILES        6.0 MILES         6.0 MILES

Population
 2000 Population                   76,159          126,730            126,730
 2003 Population                   75,190          126,060            126,060
 2006 Population                   73,771          127,237            127,237
 % Change 2000 to 2003              -0.43%           -0.17%             -0.17%
 % Change 2003 to 2006              -0.36%           -0.13%             -0.13%

Per Capita Personal Income
 2000 Per Capita Personal Income  $24,162          $22,699            $22,699
 2003 Per Capita Personal Income  $26,632          $25,773            $25,773
 2006 Per Capita Personal Income  $31,392          $30,424            $30,424
 % Change 2000 to 2003               3.53%            4.02%              4.02%
 % Change 2003 to 2006               3.19%            3.37%              3.37%

Households
 2000 No. Households               34,666           56,236             56,236
 2003 No. Households               34,521           56,503             56,503
 2006 No, Households               34,366           57,069             57,069
 % Change 2000 to 2003              -0.14%            0.16%              0.16%
 % Change 2003 to 2006              -0.09%            0.20%              0.20%

Persons Per Household
 2000 Persons Per Household          2.14             2.24               2.24
 2003 Persons Per Household          2.12             2.22               2.22
 2006 Persons Per Household          2.09             2.16               2.16
 % Change 2000 to 2003              -0.30%           -0.33%             -0.33%
 % Change 2003 to 2006              -0.30%           -0.34%             -0.34%

Average Household Income
 2000 Avg Household Income        $52,516          $51,642             $51,642
 2003 Avg Household Income        $56,030          $56,042             $56,042
 2006 Avg Household Income        $66,975          $67,454             $67,454
 % Change 2000 to 2003               3.36%            3.64%               3.64%
 % Change 2003 to 2006               2.91%            3.05%               3.05%

Income Ranges
 Median Income                    $42,066          $43,753             $43,753
 $150,000 or more                    4.95%            4.42%               4.42%
 $100,000 to $149,000                6.52%            6.55%               6.55%
 $75,000 to $99,999                  9.70%           10.39%              10.39%
 $50,000 to $74,999                 17.43%           19.13%              19.13%
 $35,000 to $49,999                 17.63%           16.01%              16.01%
 $25,000 to $34,999                 13.56%           12.69%              12.69%
 $15,00010 $24,999                  13.43%           13.14%              13.14%
 Under $15,000                      14.57%           13.47%              13.47%
 2000 Median Income               $37,575          $39,196             $39,196
 2006 Median Income               $47,707          $49,677             $49,677

Occupancy
 2000 Occupied Housing Units       36,556           61,660              61,660
 Owner Occupied                     52.36%           56.71%              56.71%
 Renter Occupied                    37.52%           32.20%              32.20%
 Education 2000 Population
  25+ by Education level           52,013            67,172             67,172
 Bachelors Degree
  Only                              19.47%            17.63%             17.63%
 Graduate Degree                    13.36%            10.90%             10.90%

Retail Trade Potential 2002
 Total Retail
 Sales                     $1,224,020,156    $2,004,250,630     $2,004,250,630
 Apparel Accessory            $27,132,676       $44,535,079       $44,535,079
 Automotive Dealers          $259,029,463      $424,529,691      $424,529,691
 Automotive & Home
  Supply Stores                $7,674,591       $12,655,772       $12,655,772
 Drug & Proprietary Stores    $57,093,699       $93,612,066       $93,612,066
 Eating & Drinking Places    $127,062,757      $206,240,790      $206,240,790
 Food Stores                 $134,167,644      $219,662,610      $219,662,610
 Furniture Home
  Furnishing Stores           $26,753,419       $43,940,645       $43,940,645
 Home Appliance, Radio,
   & TV. Stores               $35,117,464       $57,516,274       $57,516,274
 Gasoline Service Stations    $66,242,115      $111,591,977      $111,591,977
 General Merchandise         $123,566,714      $201,907,916      $201,907,916
 Department Store            $104,536,339      $170,612,604      $170,612,604
 Hardware, lumber &
   Garden Stores              $54,632.204       $69,362,645       $69,362,645

                                      SPRINGFIELD               SANGAMON
                                                                COUNTY, IL
Population
 2000 Population                        111,454                  166,951
 2003 Population                        111,230                  169,922
 2006 Population                        111,003                  191,921
 % Change 2000 to 2003                    -0.07%                    0.17%
 % Change 2003 to 2006                    -0.04%                    0.21%

Per Capita Personal Income
 2000 Per Capita Personal Income        $23,460                  $23,173
 2003 Per Capita Personal Income        $26,453                  $26,359
 2006 Per Capita Personal Income        $31,373                  $31,097
 % Change 2000 to 2003                     4.05%                    4.39%
 % Change 2003 to 2006                     3.47%                    3.36%

Households
 2000 No. Households                     46,621                   76,722
 2003 No. Households                     46,999                   79,900
 2006 No, Households                     49,717                   62,061
 % Change 2000 to 2003                     0.26%                   0.50%
 % Change 2003 to 2006                     0.29%                   0.54%

Persons Per Household
 2000 Persons Per Household                2.24                    2.36
 2003 Persons Per Household                2.22                    2.34
 2006 Persons Per Household                2.16                     2.3
 % Change 2000 to 2003                    -0.33%                  -0.32%
 % Change 2003 to 2006                    -0.33%                  -0.33%

Average Household Income
 2000 Avg Household Income              $53,223                 $55,094
 2003 Avg Household Income              $59,641                 $62,295
 2006 Avg Household Income              $69,643                 $72,361
 % Change 2000 to 2003                     3.67%                   4.16%
 % Change 2003 to 2006                     3.15%                   3.04%

Income Ranges Median Income             $44,443                 $46,413
 $150,000 or more                          4.62%                   4.77%
 $100,000 to $149,000                      9.11%                  10.23%
 $75,000 to $99,999                       10.62%                  12.34%
 $50,000 to $74,999                       16.65%                  20.62%
 $35,000 to $49,999                       17.60%                  17.40%
 $25,000 to $34,999                       12.70%                  11.60%
 $15,00010 $24,999                        12.55%                  11.36%
 Under $15,000                            13.55%                  11.26%
 2000 Median Income                     $39,676                 $43,606
 2006 Median Income                     $51,030                 $56,465

Occupancy
 2000 Occupied Housing Units             53,733                  65,459
 Owner Occupied                           56.61%                  64.45%
 Renter Occupied                          33.66%                  27.66%
 Education
 2000 Population 25+
   by Education level                    75,366                 126,620
 Bachelors Degree Only                    16.96%                  16.26%
 Graduate Degree                          11.62%                  10.30%

Retail Trade Potential 2002
 Total Retail
  Sales                          $1,741,970,762          $2,653,331,173
 Apparel Accessory                  $36,604,961             $63,954,523
 Automotive Dealers                $366,766,624            $604,704,020
 Automotive & Home Supply Stores    $11,150,360             $16,059,665
 Drug & Proprietary Stores          $61,469,964            $134,075,764
 Eating & Drinking Places          $161,199,363            $297,049,674
 Food Stores                       $190,756,663            $311,729,775
 Furniture Home Furnishing Stores   $36,233,051             $63,044,691
 Home Appliance, Radio, & TV.
   Stores                           $50,054,607            $62,117 ,324
 Gasoline Service Stations          $96,666,454            $157,704,662
 General Merchandise               $175,392,663            $285,647,075
 Department Store                  $146,361,256            $241,655,601
 Hardware, lumber & Garden Stores  $77 ,600,571            $126,676,002

SENIOR LIVING INDUSTRY OVERVIEW

Independent Living

Congregate care or independent living units are designed for seniors who pay for some congregate services (Le. housekeeping, transportation, meals, etc.) as part of the monthly fee or rental rate, and who require little, if any, assistance with activities of daily living. Residents of congregate/independent living units may also receive some health care services provided by in-house staff or an outside agency. Congregate units may be part of an "age in place" residence, a property that provides assisted living services, or a continuing care retirement community.

The retirement housing industry has matured considerably over the past two decades as the elderly population increased and more senior housing alternatives are sought. Retirement housing expanded beyond the early dominance of life care and continuing care retirement communities (CCRCs). These communities, which typically included independent living and nursing care on a single campus, typically charge residents a high entrance fee and a moderate monthly service fee. Rental retirement communities represented a major area of growth in the 1980s, fueled in part by the Department of Housing and Urban Development's 221
(d)(4) Retirement Service Center mortgage insurance program. Although the program no longer exists, the rental model is still a popular option for newly developed retirement communities. In addition, a small but distinct increase in the number of cooperatives and condominiums occurred, particularly in communities targeting a more affluent segment of the elderly population.

Today's retirement community is generally a smaller complex consisting of 100 to 200 independent living units as compared to the 200 to 300 independent living units that characterized the early CCRCs. In some cases, communities are developed in stages to avoid some of the up front risk associated with initial lease-up, and to allow the facility to be more responsive to market needs and preferences.

The rental retirement communities of the early 1980s typically offered no nursing care or assistance with daily living. Rather, these facilities were designed to provide hospitality services such as meals, housekeeping, transportation, and recreational activities. These facilities met with slow lease-up rates and exceedingly high turnover due to their inability to meet changing needs of residents.

Independent living communities, particularly rental communities, are the least heavily monitored and the least governed by state regulations of all senior housing communities. In some states, this has resulted in a fair degree of flexibility in providing additional services.

Over the past ten years, retirement communities have been attracting an older and somewhat frail population than originally anticipated. The average age of entrance into an independent living facility is between the late 70's and early 80's, rather than the late 60's and early 70's as originally anticipated. As a result of the change in resident profile, as well as the experience gained in the 1980s, it is clear that some form of health care or supportive services for the frail elderly is a necessary component of a retirement community.

Assisted Living

The emergence of assisted living in the 1990s as an option in the long-term care continuum for elders represented the convergence of social, political, economic and treatment trends. Prior to this time, most dependent seniors had only two long-term care options: be cared for by a family member or enter an institutionalized nursing home. Today, these limited options are inadequate to serve the diverse needs of the elderly population. For many elderly, individual nursing homes are overly intensive, expensive and institutional. In response, assisted living is a favored form of long-term care for those seniors with moderate to intermediate care needs.

The Assisted Living Facilities Association of America (ALFAA) defines assisted living as a special combination of housing, personalized supportive services and health care designed to respond to the individual needs of those who require help in activities of daily living, but do not need the skilled medical care provided in a nursing home. Assisted living care promotes the maximum independence of dignity for each resident and encourages the involvement of a resident's family, neighbors and friends.

Although the general characteristics and philosophy behind assisted living are consistent throughout the country, there is no consensus on a legal definition of this term. Some states enacted laws using the term assisted living; however, in most jurisdictions, licensure statutes contain a variety of programs and services. In referring to residential housing and services, most state licensing laws use terms such as: rest homes, homes for the aged, supportive living facilities, residential care facilities, board and care homes, elderly group homes, congregate care housing and senior housing.

Assisted living programs are located in a variety of environments. They may be housed in newly constructed freestanding facilities, retrofitted buildings such as former hotels, units attached to nursing homes, senior apartments with services, units within CCRC developments and congregate care units. Whatever the environment, facilities must provide private units, or at a minimum, companion suite residential living space.

Typically, a resident will have a compact studio or efficiency apartment with a private bathroom. The living space mayor may not include a kitchenette (sink and small refrigerator), a living room or storage space. Economics generally dictate the size of the private living space, which can range from a small one-room efficiency of less than 300 square feet to a large two-bedroom apartment of 750:t square feet or larger.

Assisted living residences also provide for a considerable amount of common space for the residents. Newer assisted living facilities generally allocate from 30 percent to 40 percent of the total gross square footage of the building to common areas. Such space includes dining rooms, libraries, lounges, activity centers, kitchens and laundry rooms. The size of an assisted living facility depends on many variables, including market forces and site constraints. Most new freestanding facilities typically provide 40 to 100+ units.

The level of service in assisted living facilities varies substantially. However, there are certain basic services generally offered including:

..    24-hour a day on-site  supervision or access to an emergency call system; .
     Two or three meals and regular snacks are available;

..    Light housekeeping and laundry services are available;

..    Some level of daily personal care from the facility staff;

..    A personalized  health care plan  delineating how a resident's  health care needs may be addressed; and

..    Recreational activities, social services and transportation resources.

An objective of assisted living is to enable residents to age in-place. Thus, the level of personal care, congregate services or health care services may be adjusted upwards as needed. However, this may prove difficult if residents increasing amounts of nursing care since state law may limit or prohibit skilled nursing care in assisted living facilities. Despite this issue, there is a growing trend by states to extend the scope of assisted living services far into the long-term care continuum.

The typical resident of assisted living is 83 years old, a woman and single or widowed. Today's assisted living residents have care needs and characteristics previously associated with patients in intermediate care nursing homes in the 1970s and 1980s. Senior care needs are gauged by the extent to which an individual requires regular assistance with ongoing activities of daily living
(ADLs) such as bathing, eating, walking, toileting and dressing. In order to determine that there is an ADL dependency, a clinician must determine that an individual cannot safely or routinely perform a specific activity without assistance and that individual. Unless such help is provided, the individual is at risk of not meeting an essential daily need.

While the number of ADLs with which a person needs assistance is used clinically as a measure of dependency, such dependency does not necessarily mean that medical care is required. In assisted living facilities, residents generally have at least one ADL dependency, and it is not uncommon that they have as many as three or four.

Assisted living fees typically include a fixed monthly amount that covers both housing and services. The monthly amount generally includes a base level of personal care with additional personal care charged separately. There also may be entrance fees, typically equivalent to the first and last month's rent. Assisted living facilities do not require the large endowment type entrance fees demanded in some CCRCs.

Occupancy Patterns

Occupancy data compiled by the American Seniors Housing Association (ASHA) for the various senior housing community types (congregate, assisted and CCRCs) has been summarized in the following table.

                  Median Occupancy Rates (National)
                  For Profit Senior Housing Facilities

 Property Type    1996    1997    1998   1999    2000    2001     2002     2003
 Independent      98.0%   96.0%   98.0%  95.0%   95.0%   94.5%    93.1%    91.5%
 Assisted Living  95.0%   95.0%   92.0%  94.0%   90.0%   93.8%    94.2%    91.0%
 CCRCs            95.0%   94.0%   95.0%   93.2%  93.2%   93.1%    92.4%    92.0%
 All Communities  96.0%   95.0%   95.0%  93.7%   93.7%   94.0%    93.5%    92.0%

 Source: American Seniors Housing Association

Independent living facilities in 2003 exhibited one of the lowest occupancy rate of any of the facility types. This represented a moderate decline over the average rate in 2002. Overall, all of the facility types saw average occupancies decline over that reported in 2002.

The average length of stay in a senior housing facility also varies with the facility type. Following is a table that sets forth the average length of stay, based on data compiled by ASHA.


                Average Resident Length of Stay
                      (Stated In Months)
 Property Type    1999     2000     2001    2002     2003
 Independent      43.4     38.1     43.1    33.4     37.8
 Assisted Living  18.5     20.5     28.0    17.7     20.7
 All CCRCs
 Independent      45.4     59.8     37.3    37.0     48.5
 Assisted Living  18.2     16.8     12.8    12.0     18.8
 Nursing 23.2     18.6     9.0      9.0     15.5

 Source: American Seniors Housing Association

The average length of stay in an independent living facility nationally in 2003 was 37.8 months, reflecting an increase over the average length of stay for 2002. In 2003, all facility types showed an upward trend in occupancy in contrast to the rather significant decline for independent and assisted living facilities in 2002, the decline of which was the result of increased lateral movement of residents between existing facilities caused by such factors as facility operational problems (e.g., management, staffing), as well as foreclosures and closings of poorly operated facilities.

Absorption Trends

Net absorption data compiled by ASHA for senior housing facilities is summarized in the following table. We note that this is the most recent information that has been published.

           2001 National Average Net Absorption Rates
                  Senior Housing Facilities

                   1st   Months     Months  2nd      3rd
 Property Type    Month    2-6      7 -12   Year     Year

 Independent      25.5     6.7      3.7     2.8      2.9
 Assisted Living  11.7     5.2      2.9     2.2      5.3
 CCRCs            37.4    18.9      9.0     5.5      4.1
 All Communities  28.4    10.3      5.2     3.5      4.1

 Figures based on number of residents
 Source: American Seniors Housing Association


As seen, initial absorption of new residents for all facility types is strong in the first month, but then tapers off during the following months.

COMPETITIVE MARKET ANALYSIS

Primary Market Area

The first step in analyzing the competitive market for the subject is delineating its primary market area (PMA). The PMA is typically described as either a defined radius around the subject, zip codes, or it can be the county or township in which the property is located.

In order to delineate the subject's PMA, our analysis evaluated industry trends, an interview with the subject's General Manager as well as representatives at the competitive properties we used in our analysis.

Industry Trends

National surveys conducted by two senior housing associations regarding relocation trends for senior housing is presented below. These figures denote the percentage and distances involved of residents who have relocated to a senior housing project.


                        Relocation Trends - Senior Living Facilities

                             AAHSA                              ALFA
                 Independent       Assisted         Independent       Assisted
                   Living           Living            Living          Living
 Under 5 Miles      25%               55%               22%             29%
 5 -10 Miles        21%               15%               18%             24%
 10 - 15 Miles      11%                8%               16%             17%
 15 - 25 Miles      10%                8%               20%             14%
 Over 25 Miles      35%               14%               24%             16%

Sources: AAHSA - American Association of Homes and Services for the Aging (1998)
         ALFA - Assisted Living Federation of America (2000)

Both studies show a relatively similar percentage of relocation trends for independent living residents, however, the percentages for assisted living differed greatly on the percentages of residents relocating from under five miles.

Local Trends

Our discussion with the marketing directors at the subject and the competing facilities indicated that approximately 75 percent of the subject's residents come from Sangamon County. This encompasses a radius of approximately 6 miles. The remaining percentage emanate from the greater Springfield MSA. Residents relocate to Springfield to either retire or be near their adult children that work in the area.

Based on the data, we have determined the PMA of the subject to encompass an area of approximately 6 miles with 75 percent of the residents emanating from the PMA. Although a property like the subject may also attract residents from outside of the area, the geographic market area within a radius of 6 miles of the subject is considered to represent the primary draw for the subject. As indicated on the chart, the subject's PMA of 6 miles is similar to the comparables.

Most of the marketing directors we interviewed also indicated that adult children in this local market are the driving forces in the decision making process for their parents.

Supply/New Construction

No new projects are currently under construction; therefore, the market is not expected to have any additional supply

Existing Facilities

Because of the subject's levels of personal care services, and type of amenities, the personal care homes in the market with less than 20 beds do not generally compete directly with the subject. However, the following charts detail the number of independent living units in the subject's market area that pose direct and indirect competition to the subject. We note that the table includes facilities located in both the subject's primary and secondary market area in Springfield.



                         MARKET AREA SUPPLY

         Name                   Total Units       PMA/SMA*
         Brenden Gardens                112         PMA
         Montvale Estates               121         PMA
         SUBJECT                        129
                                       -----
         Totals                         362

         . PMA - Primary Market Area; SMA - Secondary Market Area

Proposed Units

Regarding planned or pending projects in the subject's PMA, discussions with local providers and municipal planning departments indicated that there are no facilities planned at this time. However, because of the large retirement draw of the market area, it would be reasonable to assume that the PMA could possibly see some new development through the mid-term.

Occupancy Patterns

Industry Statistics

Independent living facilities generally exhibit the highest occupancy patterns of any of the senior housing community types (congregate, assisted and CCRCs). As was noted earlier, independent living facilities had an average occupancy rate of 91.5 percent in 2003 (which represented a decline from 93.1 percent in 2002), and was only slightly higher than assisted living facilities at 91.0 percent.

Competitive Market Area

The senior living facilities we surveyed for our analysis totaled approximately 233 units and the current reported occupancy of those properties, which were not in lease-up ranged from 84 to 99 percent. Oak Terrace Retirement Apartments was at 88 percent occupancy at the time of inspection. The subject appears to have a good reputation in the market. The following table summarizes the competitive properties and their reported occupancy levels. Please note that not all of these properties may fall within the defined market area of the subject; however, in the Senior Demographics section we defined the total competitive supply in the subject's primary market area.


               DEFINED COMPETITIVE FACILITIES

        Name              Total Units      Occupancy Level
        Brenden Gardens   *        112     84%
        Montvale Estates  *        121     90%
        SUBJECT                    129     88%

        * Denotes facilities located in subject's primary market area.

Rental Rates

Current rental rates for independent living units in the Springfield area begin at approximately $1,200 per month for a studio unit and increase to approximately $2,500 per month for a two-bedroom unit. In general, independent living facilities provide one two three meals per day, weekly to bi-weekly housekeeping, weekly laundry, all utilities except telephone and cable TV, recreation activities and scheduled transportation.

Rent Increases

Most independent living facilities in the Springfield market area instigated annual rent increases over the last several years. Although no specific data was available, discussions with several providers indicated that they routinely increase rents between three and five percent per year. Discussions with the subject's Executive Director indicated that the facility also increased rents annually over the last several years.

Concessions

Rent concessions, or incentives, provide a good indication of the condition, or strength of current local market conditions. Rent concessions are generally found in markets exhibiting high vacancy and diminished absorption levels, as well as being used by new projects as a part of their overall marketing program. At the time of our investigation of the Springfield market area, specific concessions were noted, generally $300 off the 2nd months rent. Similar to the market, Oak Terrace Retirement Apartments reported that they are offering concessions for leasing vacant units. Concessions will likely be part of the market. The use of concessions typically stimulates occupancy in response to unforeseen vacancies. They should, however, not be of any major significance to a property like the subject.

Absorption Trends

An independent living facility generally exhibits a moderate initial absorption pattern during the first operating year of any of the senior housing community types (independent, assisted and CCRCs). Occupancy data compiled by ASHA was summarized previously. The industry data indicated that initial absorption of new residents for all facility types is strong in the first month, then it tapers off dramatically during the following months. Specifically, net monthly absorption averaged 25.5 residents for the Month 1, 6.7 residents for Months 2 - 6, 3.7 residents for Months 7 - 12, and 2.8 residents during Year 2.

Oak Terrace Retirement Apartments opened in 1987 and has shown good success from an occupancy basis. The facility was 88.00 percent occupied at the time of our inspection. Management reported that the facility has been operating at positive occupancy levels for several years.

 Senior Demographics

We evaluated the current and future market potential by analyzing demographic trends and the supply of senior housing in the facility's market area. Most market areas for assisted living comprise up to five miles for the PMA and up to 10 to 20 miles for the SMA. As discussed earlier, the PMA for the subject encompasses an area of approximately [XXX] miles and a SMA of approximately [XXX] miles. This assumption was based on our review of the demographics of the area, trends on where most of the competition is being constructed, as well as from discussions with other similar and competing facilities in the area.

Claritas, Inc. compiled the demographic data used in our analysis. The data includes figures for the most recent census year in 2000, 2003 estimates and projections for the year 2008. For purposes of this analysis, we relied upon the 2003 estimates for current demographic information. Additional state and national information was obtained from A Profile of Older Americans: 2001, prepared by the American Association of Retired Persons, the Administration on Aging based on data from the U.S. Bureau of the Census.

Through a review of senior demographics, industry surveys and local market characteristics; we utilized the following criteria to determine the subject's market area characteristics.


                    MARKET CLASSIFICATIONS

                         Market Wide       Market Penetration        Rent
 Type of Market          Occupancy               Rate             Concessions
 Good                        90%+            Up to 3.9%              None
 Equilibrium              80 - 89%          4.0% - 6.9%            Nominal
 Saturation               70 - 79%          7.0% - 9.9%           Moderate
 Saturated (Over Built)   69% and Below    10% and Above        Substantial

Nationally, it is generally anticipated that 60 to 70 percent of residents will come from the PMA and an additional 15 to 20 percent will be from the secondary market area. The remainder of the residents will generally be from other areas and have relocated to be closer to family members. Primary market residents lost to other market areas generally offset residents coming from the secondary market.

The demand for elderly housing is determined by analyzing the relationship between the supply of senior housing units and the number of qualified residents with adequate income to afford the units. In general, a higher ratio of qualified residents, coupled with a high overall occupancy in the area indicates a strong demand for senior housing. At the same time, a low ratio of units to available households coupled with a high occupancy also indicates a high demand. A low occupancy for the area always indicates a low demand. In other words, the ratio of qualified residents is only one component.

We calculated the market wide occupancy as of the date of inspection for the subject's PMA. The primary competing facilities in the PMA, including the subject, are shown in the following table. We acknowledge that the following summary of properties may not represent all of the facilities in the market area, but are what we believe to be the most competitive with the subject.


                        MARKET OCCUPANCY CHARACTERISTICS
                              Primary Market Area

 Name                        No. Units         Occupancy        Occupied Units
 Brenden Gardens               112               84%                 94
 Montvale Estates              121               90%                109
 SUBJECT                       129               88%                114
 Totals                        362               87%                317

These, along with the previous factors shown will be used in our age and income qualified penetration analysis that follows.

Age and Income Qualified Penetration Analysis

In our analysis we assumed that 75 percent of the residents will come from the PMA. The population in the area is adequate in size, the general population is increasing and the elderly population is on the rise. This suggests that the subject facility will not have to place greater weight on attracting residents to relocate in order to be closer to family members. Areas where the younger population is expanding would be more apt to attract residents from outside the community to move to be closer to their children.

Based on the market classification, penetration rates of up to 3.9 percent were classified for good markets, 4.0 to 6.9 percent signifies the market is at equilibrium, 7.0 to 9.9 percent indicates a market is nearing saturation and rates above 10 percent signify the market is saturated.

The subject's indicated penetration rate for 2003 signifies that there is adequate demand in the PMA. Even assuming a 25 percent increase in supply over the next five years indicates good demand in the PMA.

Although the average age of an assisted living resident is above 75 years, this analysis is based on a 65+ income qualified population. This was due to maintaining consistency with the penetration study and resultant indices that were based on a 65+ population study.

Nonetheless, if only to the 75+ income qualified households are evaluated and the same criteria as shown in the previous table is used, this indicates the following penetration figures:

Conclusion

Overall, these findings suggest that there appears to be adequate demand for the subject facility in the PMA from both the general population base and the project specific targeting. Based on the current inventory, the subject's PMA is not close to reaching a saturation point. Further, current statistics appear to be leaning towards a greater spend down of assets by the elderly and that traditional income levels may be conservative. With this in mind, there appears to be a adequate marketplace for the subject facility.

Market Rate Comparisons

On the following pages are data sheets of the facilities we compared with the subject. A map showing their location follows these pages. All of the facilities are noted as being located in the subject's PMA.

Senior Housing Rent No. SUBJECT

Oak Terrace Retirement Apartments
1700 West Washington Street
Springfield     Illinois

Property Type:  ILF
Verification:   Administrator
                217-793-0431
                30-Apr-04

        No. Units      Unit Types              Occupancy
           129       Independent Living Unit      88%
            0        Assisted Living Units         0%
           129       Total Units/Beds             88%

                                    Rent Schedule

Unit             Independent Living     Unit Size   Assisted Living       Unit
Description      Monthly Rent Range      Range     Monthly Rent Range    Range

 Unit
Semi-Private         --      to --       --  to --     -- to --        -- to --
Studio           $1,218      to $1,486  380 to 414     -- to --        -- to --
Studio Alcove        --      to --       -- to --      -- to --        -- to --
One-Bedroom      $1,914      to $2,447  483 to 810     -- to --        -- to --
Two-Bedroom      $2,466      to $2,466  810 to 810     -- to --        -- to --
Cottage/Vila         --      to --       -- to --      -- to --        -- to --
2nd Occupant Rent    --      to --       -- to --      -- to --        -- to --
Additional
  Personal Care      --      to --       -- to --      -- to --        -- to --
Community Fee        --      to --       -- to --      -- to --        -- to --

 Basic Service Care Package:            Additional Care:
 Meals:       123                       Care Hours Included In Base Rate:
 Utilities:   Water                     Additional Personal Care Charges
                                           [Points] [Ala Carte] [Levels]
              /Sewer         X
              Electricity    X
              Cable TV       X
              Telephone                 Incontinence Care:
 Housekeeping:    Weekly                Dressing Assistance:
 Activities:      Daily                 Bathing Assistance
 Transportallon:  Bus Van limo          Medication Assistance:
 Security (Hrs):  24                    Alzheimer Dementia Area:
 Nursing Staff:

                            Improvement Description
--------------------------------------------------------------------------------

Year Opened   1987                      Common
Construction                              Areas: Lobby    X  Dining Room X
Type          Masonry Wood Frame                 Activity X  Salon       X
Floors        123                                Library  X  Laundry     X
Site
  Suitability Good                      Unit Amenities:
Construction                                 Call System  X  Fire Detectors  X
 Quality      Good                              Pvt Bath  X  Shared Bath
Exterior                                    Kitchenettes  Yes
 Siding       Masonry
Roofing       Shingles                  HVAC System:      Through-Wall Units
Building Area                           Covered Parking   Yes
  (Sq.Ft.)    117.250
Condition     Average
Effective
  Age (Yrs):  15
Site Area
 (AC)         1.80

Remarks:

Senior Housing Rent No. 1

Brenden Gardens
90 Southwind Drive
Springfield, IL

Property Type:  ILF
Verification:   Administrator
                217-529-4586
                30-Apr-04

        No. Units      Unit Types              Occupancy
           112       Independent Living Unit      84%
            0        Assisted Living Units         0%
           112       Total Units/Beds             84%

                                    Rent Schedule

Unit             Independent Living     Unit Size   Assisted Living       Unit
Description      Monthly Rent Range      Range     Monthly Rent Range    Range

 Unit
Semi-Private         --      to --       -- to --      -- to --        -- to --
Studio               --      to --       -- to --      -- to --        -- to --
Studio Alcove        --      to --       -- to --      -- to --        -- to --
One-Bedroom      $1,350      to $1,475  525 to 525     -- to --        -- to --
Two-Bedroom      $1,650      to $1,700  775 to 775     -- to --        -- to --
Cottage/Vila         --      to --       -- to --      -- to --        -- to --
2nd Occupant Rent   $300      to $300                  -- to --
Additional
  Personal Care      --      to --                     -- to --
Community Fee        --      to --                     -- to --

 Basic Service Care Package:            Additional Care:
 Meals:       123                       Care Hours Included In Base Rate:
 Utilities:   Water                     Additional Personal Care Charges
              /Sewer         X
              Electricity    X
              Cable TV       X
              Telephone                 Incontinence Care:No
 Housekeeping:    Weekly                Dressing Assistance:No
 Activities:      Daily                 Bathing Assistance:No
 Transportallon:  Van                   Medication Assistance:No
 Security (Hrs):  No                    Alzheimer Dementia Area:No
 Nursing Staff:

                            Improvement Description
--------------------------------------------------------------------------------

Year Opened   1994                      Common
Construction                              Areas: Lobby    X  Dining Room
Type          Masonry Wood Frame                 Activity X  Salon
Floors                                           Library  X  Laundry
Site
  Suitability Average                      Unit Amenities:
Construction                                 Call System  X  Fire Detectors  X
 Quality      Average                        Pvt Bath  X  Shared Bath
Exterior                                    Kitchenettes  Yes  No
 Siding       Wood Masonry
Roofing       Rubber                    HVAC System:      Central
Building Area                           Covered Parking   Yes
  (Sq.Ft.)
Condition     Average
Effective
  Age (Yrs):  10


Remarks:      This property is located 10 miles away from the subject.

Senior Housing Rent No. 2

Montvale Estates
2601 Montvale Drive
Springfield, IL

Property Type:  ILF
Verification:   Administrator
                217-546-5577
                30-Apr-04

        No. Units      Unit Types              Occupancy
           121       Independent Living Unit      90%
            0        Assisted Living Units         0%
           121       Total Units/Beds             90%

                                    Rent Schedule

Unit             Independent Living     Unit Size   Assisted Living       Unit
Description      Monthly Rent Range      Range     Monthly Rent Range    Range

 Unit
Semi-Private         --      to --       -- to --      -- to --        -- to --
Studio               --      to --       -- to --      -- to --        -- to --
Studio Alcove        --      to --       -- to --      -- to --        -- to --
One-Bedroom      $1,650      to $1,925  525 to 530     -- to --        -- to --
Two-Bedroom      $2,275      to $2,450  775 to 775     -- to --        -- to --
Cottage/Vila         --      to --       -- to --      -- to --        -- to --
2nd Occupant Rent   $350     to $350                   -- to --
Additional
  Personal Care      --      to --                     -- to --
Community Fee        --      to --                     -- to --

 Basic Service Care Package:            Additional Care:
 Meals:       123                       Care Hours Included In Base Rate:
 Utilities:   Water                     Additional Personal Care Charges
              /Sewer         X
              Electricity    X
              Cable TV       X
              Telephone                 Incontinence Care:No
 Housekeeping:    Weekly                Dressing Assistance:No
 Activities:      Daily                 Bathing Assistance:No
 Transportallon:  Van                   Medication Assistance:No
 Security (Hrs):  24                    Alzheimer Dementia Area:No
 Nursing Staff:

                            Improvement Description
--------------------------------------------------------------------------------

Year Opened   1192                      Common
Construction                              Areas: Lobby    X  Dining Room
Type          Masonry Wood Frame                 Activity X  Salon
Floors                                           Library  X  Laundry
Site
  Suitability Average                      Unit Amenities:
Construction                                 Call System     Fire Detectors  X
 Quality      Average                        Pvt Bath     X  Shared Bath
Exterior                                    Kitchenettes  Yes
 Siding       Masonry
Roofing       Rubber                    HVAC System:      Central
Building Area                           Covered Parking   No
  (Sq.Ft.)
Condition     Average
Effective
  Age (Yrs):  12


Remarks:      This property is located 2 miles away from the subject.

[GRAPHIC OMITTED]
 RENTAL MAP

Direct Comparisons

As a basis for comparing the subject's asking rental rates to the comparables shown in the previous summary, we classified each comparable in relation to the subject as either similar, inferior, or superior. The overall classification was based on the five primary factors (aside from pricing) used by potential residents in choosing an assisted living facility. We based these factors on our discussions with hundreds of marketing directors and administrators across the nation. The five main factors in order of importance are as follows: reputation for quality care or social status of the facility; age and condition of the building; unit sizes; amenities and planned activities; and location.

Rental Rate Analysis

The independent living rates at Oak Terrace Retirement Apartments include three meals per day, weekly housekeeping/laundry, utilities (except for telephone and cable TV), activities and scheduled transportation.

A summary of the asking or street rents for the subject, as well as the rates for the competitive properties are shown in the following discussions.

Companion (Shared) Units -Independent Livinq

The following chart indicates the asking rates for independent living companion or shared units at the subject, as well as the comparables:

Studio Units -Independent Living

The following chart indicates the asking rates for independent living studio units at the subject, as well as the comparables:



 Studio Units - IL

 Facility Name                     Unit Size (SF)              Rental Range

 Brenden Gardens                --       -        --      --        -        --
 Montvale Estates               --       -        --      --        -        --

 SUBJECT                       380       -        414   $1,218      -    $1,486
 Range (Excluding Subject)       0       -          0       $0      -        $0
 Median (Excluding Subject)   #NUM!      -      #NUM!    #NUM!      -      #NUM!


One-Bedroom Units - Independent Living

The  following  chart   indicates  the  asking  rates  for  independent   living
one-bedroom units at the subject, as well as the com parables:


 One-Bedroom Units - IL

 Facility Name                  Unit Size (SF)            Rental Range

 Brenden Gardens             525     -       525      $1,350     -     $1,475
 Montvale Estates            525     -       530      $1,650     -     $1,925

 SUBJECT                      483    -       810      $1,914     -     $2,447
 Range (Excluding Subject)   525     -       530      $1,350     -     $1,925
 Median (Excluding Subject)  525     -       528      $1,500     -     $1,700

 Two-Bedroom Units - Independent Living

The  following  chart   indicates  the  asking  rates  for  independent   living
two-bedroom units at the subject, as well as the comparables:


 Two-Bedroom Units - IL

 Facility Name                 Unit Size (SF)          Rental Range

 Brenden Gardens             775    -     775       $1,650   -    $1,700
 Montvale Estates            825    -     825       $2,275   -    $2,450

 SUBJECT                     810    -     810       $2,466   -    $2,466
 Range (Excluding Subject)   775    -     825       $1,650   -    $2,450
 Median (Excluding Subject)  800    -     800       $1,963   -    $2,075

Summary/Conclusion

The subject is one of several competing facilities in the marketplace and offers independent living units. The subject maintained favorable occupancy levels over the last several years. The subject rates are generally at the middle end of the competition and appear to be reflective of market rates. Concessions are not prevalent in the marketplace. The subject's ability to continue to attract, as well as retain residents suggests that there is a good marketplace for this type of facility, which should continue into the foreseeable future.

SITE DESCRIPTION

Location:                           1700 West Washington Street
                                    Springfield, Sangamon County, Illinois 62702

                                    The subject is located at approximately
                                    mid-block along the north side of West
                                    Washington Street between Chatham Road and
                                    Lincoln Avenue.

Shape:                              Rectangular

Topography:                         Level

Land Area:                          1.8000 gross acres (1.8000 net acres)

                                    78,408 gross square feet (78,408 net square feet)

Frontage, Access, Visibility:       The site has adequate frontage, access and
                                    visibility.

Soil Conditions:                    We did not receive nor review a soil report.
                                    However, we assume that the soil's load-bearing capacity is sufficient to support existing and/or proposed structure(s). We did not observe any evidence to the contrary during our physical inspection of the property. Drainage appears to be adequate.

Utilities                           All public utilities are available to the
                                    site

Site Improvements:                  The site improvements include asphalt paved
                                    parking areas, curbing, signage,
                                    landscaping, yard lighting and drainage.

Land Use Restrictions: We were not given a title report to review. We do not know of any easements, encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Map:                          National Flood Insurance Rate Map Community
                                    Panel.
                                    Number 170912-0140-C (January 6,1983)

Flood Zone:                         FEMA Zone C: Areas outside of a 100-year
                                    flood hazard.

Wetlands:                           We were not given a Wetlands survey. If
                                    subsequent engineering data reveal the
                                    presence of regulated wetlands, it could materially affect property value. We did not note the presence of wetlands during our inspection We recommend a wetlands survey by a competent engineering firm.

Hazardous Substances:               We observed no evidence of toxic or
                                    hazardous substances during our inspection of the site. However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

Overall Functionality:              The subject site is functional for the
                                    current intended use.

                                                        IMPROVEMENTS DESCRIPTION

The following description of improvements is based upon our physical inspection of the improvements along with our discussions with the Administrator. Please refer to the development plan and floor plans in the Addenda.

The facility was constructed in 17 and contains 117,250:t square feet of gross building area within 1, 6-story building. The facility has 129 units and an effective capacity of 137 beds and/or residents. The unit mix for the development is as follows.


                        Oak Terrace Retirement Apartments

                                No.      No.      Unit     Total
 Description                   Units    Beds     Sq.Ft.    Sq.Ft.
 Independent Living
 Small Studio                   5        5       410       2,050
 Square Studio                  5        5       380       1,900
 West Studio                   15       15       414       6,210
 Regular Studio                10       10       414       4,140
 1BR West-Patios               10       10       483       4,830
 1 BR -Patios                  62       62       483      29,946
 1 BR Intermediate-Patio        5        5       782       3,910
 1 BR Deluxe - Patio            9        9       810       7,290
 2BR - Patio                    8       10       810       6,480

 Subtotals                    129      137                66,756
Totals                        129      137                66,756

General Description
         Year Built:                        17
         Number of Buildings:               1
         Number of Stories:                 6
         Gross Building Area:               117,25O + square feet
         Number of Units:                   129
         Number of Beds:                    137
         Design and Functionality:          The building is an independent
                                            living property of brick
                                            construction. The improvements have
                                            good appeal to prospective
                                            independent living residents.

Construction Detail

         Basic Construction:                Brick
         Foundation:                        Poured concrete slab
         Framing:                           Steel.
         Floors:                            Reinforced concrete poured over
                                            gravel. Each upper floor is bridged
                                            by wood stud floor beams.

         Exterior Walls:                    The exterior facade of the building
                                            consists of brick veneer.

         Roof Cover:                        Flat roofing system consisting of
                                            built-up assemblies with a sealed
                                            membrane cover.

         Roof Cover:                        Wood truss roofing system covered
                                            with a composition shingle cover.

         Windows: Units have thermal windows in aluminum frames. The windows are double paned with sliders.

Mechanical Detail

         Heating: The heating system is assumed to be adequate for existing use and in compliance with local law and building codes.

         Cooling: The cooling system is assumed to be adequate for existing use and in compliance with local law and building codes.

         Plumbing:                          The plumbing system is assumed to be
                                            adequate for existing use and in
                                            compliance with local law and
                                            building codes.

         Electrical Service:                The electrical service system is
                                            assumed to be adequate for existing
                                            use and in compliance with local law
                                            and building codes.

         Elevator Service:                  The building contains elevators.

         Fire Protection:                   The building is fire sprinklered.
                                            Each apartment has electric smoke
                                            detectors in compliance with local
                                            code.

Interior Detail

         Layout:                            The building is designed in a "L"
                                            shape.

                                            The resident living units have small
                                            kitchenettes with microwaves, a sink
                                            and refrigerators. All units have
                                            baths with a sink, toilet and
                                            prefabricated shower stall.

         Floor Covering:                    Carpet in the living, dining and
                                            bedroom areas with sheet vinyl tile
                                            in the entry, kitchenettes and
                                            bathrooms.

         Walls:                             Painted and textured gypsum board.

         Ceilings:                          Painted and textured gypsum board.

         Bathrooms:                         Depending on unit type, each
                                            resident unit is equipped with a
                                            shared or full bathroom. All
                                            bathrooms consist of a walk-in
                                            shower with wall-mounted showerhead,
                                            toilet and sink and sheet vinyl
                                            floor covering, and a combination
                                            wall papered gypsum board walls.

         Kitchen Facilities:                All meals for the residents are
                                            prepared in a central kitchen.
                                            Equipment includes a gas/ range,
                                            steel hood with fire suppression
                                            system, dishwashers, stainless steel
                                            preparation tables, walk-in coolers
                                            and walk-in freezers.

 Site Improvements

         Parking:                           161 spaces (1.25:Unit). Parking is
                                            adequate

         Onsite Landscaping:                A variety of trees, shrubbery and
                                            grass.

         Other: Other site improvements include signage, trash enclosures, paved asphalt drives, concrete sidewalks and walking paths, as well as fencing.
Summary

         Condition:                         The improvements are in average
                                            condition given its competitive
                                            position in the marketplace. The
                                            improvements have been well
                                            maintained and provide a good
                                            appearance relative to competing
                                            buildings within its market.

                                            We did not inspect the roof of the
                                            building or make a detailed
                                            inspection of the mechanical
                                            systems. The appraisers, however,
                                            are not qualified to render an
                                            opinion as to the adequacy or
                                            condition of these components. The
                                            client is urged to retain an expert
                                            in this field if detailed
                                            information is needed about the
                                            adequacy and condition of mechanical
                                            systems.

         Quality: The overall quality of the improvements is rated as average and is consistent with the competition in the market area.

        Layout & Functional Plan:           Average. The facility is considered
                                            to be functional for its intended
                                            use. There are adequate common areas
                                            and units are considered to be
                                            comparable to most competing
                                            projects within the area. The
                                            furnishings and fixtures appear to
                                            be of good quality.

Capital Improvements:                       Other than normal routine property
                                            maintenance, there are no major
                                            capital improvement expenditures
                                            planned in the immediate future.

         Year Built:                        17

         Effective Age:                     15 years

         Expected Economic Life:            50 years

         Remaining Economic Life:           35 years

Americans With Disabilities Act

The Americans With Disabilities Act (ADA) became effective January 26, 1992. We have not made, nor are we qualified by training to make, a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey and a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we were not provided with the results of a compliance survey, we did not analyze the results of possible non-compliance.

Hazardous Substances

We are not aware of any potentially hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials), which may have been used in the construction of the improvements. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are thought to exist.

                                            REAL PROPERTY TAXES AND ASSESSMENTS

Taxes are levied against all real property in this locale for the purpose of providing funding for the various municipalities. The amount of ad valorem taxes is determined by the current assessed value for the property in conjunction with the total combined tax rate for the municipalities. The property is subject to the taxing jurisdiction of Sangamon County. The assessors' parcel identification number is 14-32-127-005, 14-32-127-006 and 14-32-127-007.

The 2004 calendar fiscal tax year is the most recent year for both assessed value and tax information for the subject. This data is shown in the following chart.

PROPERTY ASSESSMENT/TAX DATA

                                                        2004
 Assessor's Market Value:
 Assessor's Market Value:                               $5,088,330
 Equalization/Assessment Ratio                               32.15%
 Assessed Value                                         $1,635,898
 Tax Rate ($/$1,000 AV)                                    78.9839
 Total Property Taxes                                  $129,209.65
 Building Area                                             117,250
 Property Taxes per Square Foot                              $1.10
 No. of Units 129 Property Taxes per Unit                $1,001.63


Total taxes for the property are $129,209.65, or $1,001.63 per unit.

We did not do a direct comparison with other senior housing facilities in the market area. Assessed values are usually poor indicators of market value and in the case of the subject and its higher level of quality, any direct comparison to the existing product in the Springfield market area would not provide any substantial of support towards an assessment estimate.

The definition of market value used in this report assumes a sale of the property. If the property were sold, it would be' reassessed according to the county assessor's opinion of its market value, which is typically the sale price. The current assessment of the property of $1,635,898 is considered reasonable based on our market value estimates determined herein.

For the purposes of our Year 1 proforma, we have increased the current taxes for the property. A forecast tax liability $150,000. The increased taxes will be reflected in our proforma model in the Income Capitalization Approach.

Based on property tax comparisons, it is our opinion that the subject's real estate taxes are reasonable.

ZONING

The property is zoned R-5b by the City of Springfield [or Sangamon County]. Permitted uses within this district include commercial and multifamily development. Industrial development is prohibited in this zoning district. Zoning regulations imposed within this district are as follows:

We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of public information. The determination of compliance is beyond the scope of a real estate appraisal.

We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

                                                            HIGHEST AND BEST USE

Definition Of Highest And Best Use

According to The Dictionary of Real Estate Appraisal, Fourth Edition (2002), a publication of the Appraisal Institute, the highest and best use is defined as:

"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability."

Highest And Best Use Criteria

We evaluated the site's highest and best use both as currently improved and as if vacant. In both cases, the property's highest and best use must meet four criteria described above.

Legally Permissible

The first test concerns permitted uses. According to our understanding of the zoning ordinance, noted earlier in this report, the site may legally be improved with structures that accommodate commercial and residential uses. Aside from the site's zoning and regulations, we are not aware of any legal restrictions that limit the potential uses of the subject.

Physically Possible

The second test is what is physically possible. As discussed in the "Property Description," the site's size, soil, topography, etc. do not physically limit its use. The subject site is of adequate shape and size to accommodate almost all urban land uses.

Financial  Feasibility and Maximal  Productivity

The third and fourth tests are, respectively, what is feasible and what will produce the highest net return. After analyzing the physically possible and legally permissible uses of the property, .the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

As stated in the Competitive Market Analysis section, population, income and age statistics would indicate that demand for senior living options in the subject area is considered moderate This relates to the economic feasibility of developing a property similar to the subject. The stabilized facilities in the subject's market area are exhibiting occupancies above 85 percent. As such, market conditions for senior living in the subject's primary market area are considered adequate.

Highest and Best Use of Site As Though Vacant

Considering the subject site's size, configuration and topography, location among other independent living properties and state of the local independent living market, it is our opinion that the Highest and Best Use of the subject site as though vacant is multi-family residential property developed to the highest density possible.

Highest and Best Use of Property As Improved

According to the Dictionary of Real Estate Appraisal, highest and best use of the property as improved is defined as:

"The use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one."

As discussed, an independent living facility exists on the site. The design, layout, as well as average unit size of the facility are good and there is no functional obsolescence in the improvements. As will be demonstrated in the Sales Comparison Approach and the Income Capitalization Approach, the operating characteristics of an assisted living facility represent a viable facility from a revenue-producing standpoint.

Alternative uses for the existing improvements, however, would be limited due to the overall design (smaller rooms and limited individual cooking facilities). As a result, any conversion to an alternative use would be costly.

It is our opinion that the existing complex adds value to the site as if vacant, and rent levels of existing leases encumbering the subject property would dictate a continuation of the current use. Therefore, it is our opinion that the Highest and Best Use of the subject property as improved is as it is currently utilized as an independent living facility.

                                                               VALUATION PROCESS

Methodology

There are three generally accepted approaches available in developing an opinion of value: the Cost, Sales Comparison and Income Capitalization approaches. We considered and analyzed each in this appraisal to develop an opinion of the market value of the subject. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. Each approach is discussed below, and applicability to the subject property is briefly addressed in the following summary.

Land Value

Developing  an  opinion of land value is  typically  accomplished  via the Sales
Comparison Approach by analyzing sites of comparable utility adjusted for differences, to indicate a value for the subject parcel. Valuation is typically accomplished using a unit of comparison such as price per square foot or acre. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value.

The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of non-typical conditions affecting the sales price.

Cost Approach

The Cost Approach is based upon the premise that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements, which represent the highest and best use of the land; or when relatively unique or specialized improvements are located on the site, for which there exist few sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect value loss from physical, functional and external causes. Land value, entrepreneurial profit .qnd depreciated improvement costs are then added for a total value.

Sales Comparison Approach

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using a unit of comparison such as price per square foot, effective gross income multiplier or net income multiplier. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value.

The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of non-typical conditions affecting the sales price.

Income Capitalization Approach

This approach first determines the income-producing capacity of a property by utilizing contract rents on leases in place and by estimating market rent from rental activity at competing properties. Deductions are made for vacancy and collection loss and operating expenses. The resulting net operating income is capitalized at an overall capitalization rate to derive an opinion of value. The capitalization rate represents the relationship between net operating income and value.

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In the Discounted Cash Flow Method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a selected yield rate (internal rate of return.)

The reliability of the Income Capitalization Approach depends upon whether investors actively purchase the subject property type for income potential, as well as the quality and quantity of available income and expense data from comparable investments.

Summary

This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we perform a restricted appraisal report. Therefore, we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

We conclude the valuation process by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

                                                  INCOME CAPITALIZATION APPROACH

Methodology

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

In our opinion, the direct capitalization analysis method is most appropriate to value the subject property.

Historical Financial Performance of the Subject Property

The subject is an existing independent living facility. Management provided financial statements for 2001 2002 2003 and a budget projection. The financial statements are summarized on the following chart.

Potential Gross Income

There is only one type of payment source at the subject for independent living services; private pay residents. This type of payor is generally considered the most desirable since private pay rates allow for greater profitability than any fixed government rate plans. The subject generates revenue from monthly rentals of the living units, as well as from other sources such as second person (double occupancy) fees, move-in or processing fees, as well as other miscellaneous revenue.

                       OAK TERRACE RETIREMENT APARTMENTS
                      INCOME AND OPERATING EXPENSE SUMMARY

--------------------------------------------------------------------------------

                                      2001                      2002
                                (January-December)       (January-December)
                            Amount   $/Unit  % of EGI   Total   $/Unit  % of EGI

REVENUES
 Rental Income        $2,549,404  $19,763    95.48%  $2,636,197  $20,436  95.91%
 Other Income         $  120,704  $   936     4.52%  $  112,407     871    4.09%
 GROSS POTENTIAL REV. $2,670,108  $ 20,699  100.00%  $2,748,604  21,307  100.00%

Vacancy/
  Collection Loss     Inc. Above                     Inc. Above

TOTAL NET REVENUE    $2,670,108   $20,699  100.00%  $2,748,604  $21,307  100.00%

OPERATING EXPENSES
 Departmental
  Repair/Maint/
    Supply              $38,997      $302    1.46%   $  44,418  $   344    1.62%
  Services          $   561,679    $4,354   21.04%   $ 589,826  $ 4,572   21.46%
  Administrative    $    26,732    $  207    1.00%   $  27,365  $   212    1.00%
  Advertising       $    43,224    $  335    1.62%   $  41,109  $   319    1.50%
  Payroll           $   455,227    $3,529   17.05%   $ 483,937  $ 3,781   17.61%
 Utilities          $    85,031    $  659    3.18%   $  77,136  $   600    2.82%

 Non-Departmental
  Real Estate Taxes $   116,745    $  905    4.37%   $ 149,555  $ 1,159    5.44%
  Insurance         $    40,946    $  317   15.53%   $  65,546  $   508    2.38%
  Management Fees
   (5% of EGI)      $   133,505    $1,035    5.00%   $ 137,430  $ 1,065    5.00%
  Replacement
    Reserves        $    38,700    $  300    1.45%   $  38,700  $   300    1.41%
TOTAL ALL EXPENSES  $ 1,540,786   $11,944   57.71%  $1,655,322  $12,832   60.22%

EXPENSE RATIO              57.7%                          60.2%

NET OPERATING
  INCOME            $ 1,129,322   $ 8,754   42.29%  $1,093,282  $ 8,475   39.78%

OCCUPANCY                  94.2%                         94.2%

                                        2003                      2004
                                (January-December)       (January-December)
                            Amount   $/Unit  % of EGI   Total   $/Unit  % of EGI

REVENUES
 Rental Income        $2,569,806  $20,130   96.63%  $2,723,203  $21,110   96.13%
 Other Income         $   90,525  $   702    3.37%  $  109,680      850    3.87%
 GROSS POTENTIAL REV. $2,687,331  $20,832  100.00%  $2,832,883   21,960  100.00%

Vacancy/
  Collection Loss     Inc. Above                     Inc. Above

TOTAL NET REVENUE     $2,687,331  $20,832  100.00%  $2,832,883  $21,960  100.00%

OPERATING EXPENSES
 Departmental
  Repair/Maint/
    Supply              $30,025      $233    1.12%   $  35,035  $   272    1.24%
  Services          $   609,090    $4,722   22.67%   $ 657,574  $ 4,722   22.67%
  Administrative    $    49,914    $  387    1.86%   $  28,426  $   220    1.00%
  Advertising       $    35,624    $  276    1.33%   $  34,810  $   270    1.23%
  Payroll           $   460,270    $3,568   17.13%   $ 457,075  $ 3,543   16.13%
 Utilities          $    86,146    $  668    3.21%   $  86,940  $   674    3.07%

 Non-Departmental
  Real Estate Taxes $   141,384    $1,096    5.26%   $ 145,620  $ 1,129    5.14%
  Insurance         $    49,598    $  384    1.85%   $  86,298  $   669    3.05%
  Management Fees
   (5% of EGI)      $   134,367    $1,042    5.00%   $ 141,644  $ 1,098    5.00%
  Replacement
    Reserves        $    38,700    $  300    1.44%   $  38,700  $   300    1.37%
TOTAL ALL EXPENSES  $ 1,635,118   $12,675   60.85%  $1,712,122  $13,272   60.44%

EXPENSE RATIO             60.8%                          60.4%

NET OPERATING
  INCOME            $ 1,052,213   $ 8,157   39.15%  $1,120,761  $ 8,688   39.56%

OCCUPANCY                  94.2%                         94.2%


                                        C&W Forecast
                                       Stabilized Year

                                Amount          $/Unit          % of EGI
REVENUES
 Rental Income                  $3,171,984      $23,153
 Other Income                   $  110,000      $   803
 GROSS POTENTIAL REV.           $3,281,984      $23,956

Vacancy/
  Collection Loss               ($426,658)

TOTAL NET REVENUE               $2,855,626      $22,134

OPERATING EXPENSES
 Departmental
  Repair/Maint/
    Supply                      $  335,000      $   271         1.23%
  Services                      $  660,000      $ 5,116        23.11%
  Administrative                $   30,000      $   233         1.05%
  Advertising                   $   35,000      $   271         1.23%
  Payroll                       $  460,000      $ 3,566        16.11%
 Utilities                      $   90,000      $   698         3.15%

 Non-Departmental
  Real Estate Taxes             $  150,000      $ 1,163         5.25%
  Insurance                     $   90,000      $   698         3.15%
  Management Fees
   (5% of EGI)                  $  142,766      $ 1,107         5.00%
  Replacement
    Reserves                    $   38,700      $   300         1.36%
TOTAL ALL EXPENSES              $1,731,466      $13,422        60.64%

EXPENSE RATIO                        60.6%

NET OPERATING
  INCOME                        $1,123,860      $ 8,712        39.36%

OCCUPANCY                            94.2%


Independent Living Rate Analysis

The subject has an effective capacity of 137 residents and/or beds. The facility is of average quality construction with a modern layout and design. The following is a description of the types of accommodations that are available at the subject.

Independent living residents at the subject have the choice of studio, one-bedroom, and two-bedroom apartment units. All units reflect good design/layout and feature private bathrooms, kitchenettes and adequate closet space. All residents are provided with three daily meals, weekly housekeeping, activities, and scheduled transportation included in their monthly rent.

The subject's actual rental rates (rent roll) were tested for reasonableness against similar facilities in the subject's market area. In the Competitive Market Analysis section, we identified several existing facilities considered to provide competition for the subject. Data sheets were provided in the Competitive Market Analysis section presented previously. The complexes we surveyed are all considered comparable given that they all provide independent living units. We note that the facilities are all adequately maintained and they all have a similar amenity package. All of the competing facilities were discussed in detail in the Competitive Market Analysis section of the report.

The following table summarizes the subject's unit types and the actual and asking monthly rents.




                        Oak Terrace Retirement Apartments

                                        In House Rents           Asking Rents
                   No.      Occ.      Monthly    $/Unit       Monthly   $/Unit
          Unit     Units    Units     Revenue    Per Mo.      Revenue   Per Mo.

Independent Living

Small Studio      5        5         $ 5,985    $ 1,197        $ 6,090    $1,218
Square Studio     5        5         $ 6,562    $ 1,312        $ 6,640    $1,328
West Studio       15       13        $18,374    $ 1,413        $21,540    $1,436
Regular Studio    10       9         $13,202    $ 1,467        $14,860    $1,486
   Total- Studio  35       32        $44,123    $ 1,379        $49,130    $1,404

1BR West-Patios   10       10        $18,636    $ 1,864        $19,140    $1,914
1BR -Patios       62       50        $97,072    $ 1,941       $123,318    $1,989
1 BR Intermediate
   -Patio          5       5         $11,067    $ 2,213       $ 11,265    $2,253
1 BR Deluxe
   - Patio         9       8         $19,002    $2,375        $ 22,023    $2,447

   Total - One-
        Bedroom   86      73        $145,777    $1,997        $175,746    $2,044

 2BR - Patio       8       8        $ 19,152    $2,394        $ 19,728    $2,466

Total- 2 BR        8       8        $ 19,152    $2,394        $ 19,728    $2,466

Independent
    Totals       129     113        $209,052    $1,850       $ 244,604    $1,896

Totals           129     113        $209,052    $1,850       $ 244,604    $1,896



The subject's current in-house average rates generally fall similar most of the asking rates at the subject. This is reportedly due to recent rent increases. Overall, the average monthly rate is $1,850 per month, which is 2.49 percent below the average asking rate of $1,896. We consider an increase for the in-house rates of approximately 2.00 percent to be reasonable, noting that an additional rate increase will be instigated in the first part of 2004. This increase will not adversely affect the stabilized occupancy level at the subject.

Base Rental Rates

The following chart details our reconciled base rental rates for all unit types at the subject.

These rates were concluded to in the Competitive Market Analysis section of the report.


 Oak Terrace Retirement Apartments
 Reconciled Market Rental Rates

                         Resident         No.         No.      Market
 Unit Type                 Type          Units       Beds       Rent

Small Studio                IL             5          5       $1,218
Square Studio               IL             5          5       $1,328
West Studio                 IL            15         15       $1,436
Regular Studio              IL            10         10       $1 ,486
1BR West-Patios             IL            10         10       $1,914
1 BR -Patios                IL            62         62       $1,989
1 BR Intermediate-Patio     IL             5          5       $2,253
1 BR Deluxe - Patio         IL             9          9       $2,447
2BR - Patio                 IL             8         16       $2,466

Totals                                   129        137


Other Revenues

In addition to room revenue, the subject receives additional income from additional personal care, new resident fees (entrance fees), second person fees, as well as miscellaneous revenue from such items as barber/beauty income, laundry services, cable TV revenue, meal and guest fees, food catering, health supplies, parking, etc.

Other Income

This category includes revenue received from the subject's barber/beauty income, laundry services, cable TV revenue, meal and guest fees, food catering, health supplies, parking, etc. The historic revenue for this category are shown in the following table.


 Year           Total           $/Unit
 2001           $120,704        $936
 2002           $112,407        $871
 2003           $90,525         $702
 BUDGET 2004    $109,680        $850
 C&W Forecast   $110,000        $803


Based on the data,  we forecast  Year 1 revenue  from this  source at  $110,000.

Vacancy and Collection Loss

Both the investor and the appraiser are primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100 percent occupied and all tenants were paying their rent in full and on time. A normally prudent practice is to expect some income loss as tenants vacate, fail to pay rent, or pay their rent late. Model units or other rent loss, if necessary, is addressed separately.

The subject, as of the most current rent roll provided, was 88.00 percent occupied. This is about equal to current average occupancy levels for the market area overall. In consideration of the above, we forecast a stabilized vacancy and collection loss of 13.00 percent for the subject.

Effective Gross Income

The following table summarizes the projected estimate of stabilized income based on the above findings. The stabilized revenues are based on current market rents and trends and reflect what we consider a typical purchaser would anticipate.

                        Oak Terrace Retirement Apartments
                           STABILIZED OPERATING INCOME

                RESIDENT    NO.      NO.   MONTHLY                      PER
UNIT TYPE        TYPE     UNITS    BEDS    RATE        INCOME         RESIDENT

Small Studio     IL       5        5       $ 1,218    $ 73,080
Square Studio    IL       5        5       $ 1,328    $ 79,680
West Studio      IL       15       15      $ 1,436    $258,480
Regular Studio   IL       10       10      $ 1 ,486   $178,320
1BR West-Patios  IL       10       10      $ 1,914    $229,680
1 BR -Patios     IL       62       62      $ 1,989  $1,479,816
1 BR
  Intermediate-
  Patio          IL       5        5       $ 2,253   $135,180
1 BR Deluxe -
  Patio          IL       9        9       $ 2,447   $264,276
2BR - Patio      IL       8        16      $ 2,466   $473,472
Total                   129       137               $3,171,984      $  23,153

Other                                               $  110,000      $     803

TOTAL POTENTIAL GROSS INCOME                        $3,281,984      $  23,956

LESS: VACANCY @                 13.0%               $ (426,658)

EFFECTIVE GROSS INCOME                              $ 2,855,326     $  23,956


Opinion of Expenses

We developed an opinion of the property's annual operating expenses after reviewing its historical performance and reviewing the operating statements of similar senior living properties. Management provided operating statements for 2001 2002 2003 and a budget projection. This information was summarized previously.

Furthermore, we supported our estimate of projected expenses with other senior living facilities in the region, as well as from overall industry statistics. We also note that the reader is cautioned when reviewing the comparable expenses for individual facilities, in that the reporting of expenses varies by property and that different congregate living facilities offer different services. All comparisons will be made on an actual resident basis.

Expense Comparables

The expense comparables are summarized in the following chart.


                    SUMMARY OF COMPARABLE OPERATING EXPENSES
                          INDEPENDENT LIVING FACILITIES



 Facility                       Confidential      Confidential     Confidential

 Reporting Period               2003              2003             2002
 Year Bum                       2001              2001             1990
 No. of IL Units                42                60               176
 No. of AL Unils                72                84               11
 No. of AL2 Units               0                 0                0
 Total Unils                    114               144               187
 Occupancy                      93%               92%              98%
 Resident Days                  38,822            48,198           66,890

                               Per     %of     Per      %of     Per         %of
                             Resident  EGI   Resident   EGI     Resident    EGI

 TOTAL NET REVENUES          $26,055          $23,495            $34,768
 EXPENSES

 General & Administrative     $1,518   5.83%     $968   4.12%     $3,052   8.78%
 Payroll Taxes & Benefits     $1,446   5.55%     $895   3.81%     $3,882  11.17%
 Resident Care                $3,168  12.16%   $2,587  11.01%     $1,133   3.26%
 Food Services                $2,264   8.69%   $2,107   8.97%     $4,949  14.23%
 Activities                     $455   1.75%     $269   1.15%       $461   1.33%
 Housekeeping                   $482   1.85%     $370   1.57%     $1,291   3.71%
 Plant Operations               $745   2.86%     $657   2.80%     $2,046   5.89%
 Utities                      $1,087   4.17%   $1,274   5.42%     $1,805   5.19%
 Marketing/Promotions           $536   2.06%     $290   1.23%       $546   1.57%
 Real Estate Taxes              $904   3.47%     $839   3.57%     $1,257   3.62%
 Insurance                      $585   2.24%     $882   3.76%     $1,154   3.32%
 ADJUSTED OPERATING
 EXPENSES                    $13,188  50.62%  $11,138  47.41%    $21,576  62.06%
 Management Fee               $1,303   5.00%   $1,175   5.00%     $1,738   5.00%
 Expense Ratio Before
   Reserves                      56%               52%                67%

 Reserves                         -       -         -      -          -       -


                                        ASHA      ASHA     ASHA
                                       Lower               Upper
 Facility                            Quartile    Median   Quartile

 Reporting Period                       2003       2003     2003
 Year Bum                                N/A        N/A      N/A
 No. of IL Units                         N/A        N/A      N/A
 No. of AL Unils                         N/A        N/A      N/A
 No. of AL2 Units                        N/A        N/A      N/A
 Total Unils                             N/A        N/A      N/A
 Occupancy                               N/A        N/A      N/A
 Resident Days

 TOTAL NET REVENUES                  $19,389    $26,972  $32,078
 EXPENSES

 General & Administrative               $885     $1,703   $2,372
 Payroll Taxes & Benefits               $847     $1,665   $2,143
 Resident Care                          $532     $1,961   $2,924
 Food Services                        $2,717     $3,875   $4,531
 Activities                              N/A        N/A      N/A
 Housekeeping                           $491       $789   $1,085
 Plant Operations                       $511     $1,138   $1,593
 Utities                                $875     $1,352   $1,753
 Marketing/Promotions                   $522     $1,045   $1,431
 Real Estate Taxes                      $489     $1,064   $1,533
 Insurance                              $289       $647   $1,178
 ADJUSTED OPERATING
 EXPENSES                            $12,424    $18,300  $22,613
 Management Fee                         $673     $1,411   $1,748
 Expense Ratio Before
   Reserves                               68%        73%     76%

 Reserves                               $193       $580    $977


Source: The State of Seniors Housing, 2003. ASHA. (Data is for Independent Living Facilities)

Note: Each line expense for ASHA derived from seperately sorted data columns and may not add up under totals.

* All comparable categories based on Actual Unit (Per Resident)



Repair/ Maintenance/ Supply

The historical costs, as well as our forecast for this category are shown in the following chart.

 Year                   Total    $/Unit   % of EGI
 2001                   $38,997  $302     1.46%
 2002                   $44,418  $344     1.62%
 2003                   $30,025  $233     1.12%
 BUDGET 2004            $35,035  $272     1.24%
 C&W Forecast           $35,000  $271     1.23%


The subject's actual expenses are supported by the comparable properties. We forecast Year 1 costs at $35,000 or $ 271 per unit.

Services

The historical costs, as well as our forecast for this category are shown in the following chart.


 Year                   Total           $/Unit   % of EGI
 2001                   $561,679        $4,354   21.04%
 2002                   $589,826        $4,572   21.46%
 2003                   $609,090        $4,722   22.67%
 BUDGET 2004            $657,574        $5,097   23.21 %
 C&W Forecast           $660,000        $5,116   23.11 %

The subject's actual expenses are supported by the comparable properties. We forecast Year 1 costs at $660,000 or $5,116 per unit.

Administrative

The historical costs, as well as our forecast for this category are shown in the following chart.


 Year                   Total           $/Unit   % of EGI
 2001                   $26,732         $207     1.00%
 2002                   $27,365         $212     1.00%
 2003                   $49,914         $387     1.86%
 BUDGET 2004            $28,426         $220     1.00%
 C&W Forecast           $30,000         $233     1.05%

The subject's actual expenses are supported by the comparable properties. We forecast Year 1 costs at $30,000 or $ 233 per unit.

Advertising

The historical costs, as well as our forecast for this category are shown in the following chart.


 Year                   Total    $/Unit   % of EGI
 2001                   $43,224  $335     1.62%
 2002                   $41,109  $319     1.50%
 2003                   $35,624  $276     1.33%
 BUDGET 2004            $34,810  $270     1.23%
 C&W Forecast           $35,000  $271     1.23%

The subject's actual expenses are supported by the comparable properties. We forecast Year 1 costs at $35,000 or $ 271 per unit.

Payroll

The historical costs, as well as our forecast for this category are shown in the following chart.

 Year           Total           $/Unit   % of EGI
 2001           $455,227        $3,529   17.05%
 2002           $483,937        $3,751   17.61%
 2003           $460,270        $668     3.21%
 BUDGET 2004    $457,075        $3,543   16.13%
 C&W Forecast   $460,000        $3,566   16.11 %

The subject's actual expenses are supported by the comparable properties. We forecast Year 1 activities costs at $460,000 or $3,566 per unit.

Utilities

The historical costs, as well as our forecast for this category are shown in the following chart.


 Year                   Total    $/Unit  % of EGI
 2001                   $85,031   $659     3.18%
 2002                   $77,436   $600     2.82%
 2003                   $86,146   $668     3.21%
 BUDGET 2004            $86,940   $674     3.07%
 C&W Forecast           $90,000   $698     3.15%

The subject's actual expenses are supported by the comparable properties. We forecast Year 1 costs at $90,000 or $ 698 per unit.

Real Estate Taxes

This cost is for the annual real and personal property tax liability for the subject. The historical costs, as well as our forecast for this category are shown in the following chart.

 Year                   Total           $/Unit   % of EGI
 2001                   $116,745        $905     4.37%
 2002                   $149,555        $1,159   5.44%
 2003                   $141,384        $1,096   5.26%
 BUDGET 2004            $145,620        $1,129   5.14%
 C&W Forecast           $150,000        $1,163   5.25%

Please refer to the Real Estate Taxes and Assessments section of the report for a discussion on how the Year 1 taxes were estimated. We forecast the Year 1 real estate tax expense at $150,000 or $1,163 per unit.

Insurance

This cost is for the annual liability insurance for the property. The historical costs, as well as our forecast for this category are shown in the following chart.

 Year                   Total           $/Unit   % of EGI
 2001                   $40,946         $317     1.53%
 2002                   $65,546         $508     2.38%
 2003                   $49,598         $384     1.85%
 BUDGET 2004            $86,298         $669     3.05%
 C&W Forecast           $90,000         $698     3.15%

The expense comparables showed expenses for this category from $ 585 to $1,154 per resident (average of $ 874 per resident), while the industry data showed a range from $ 289 to $1,178 per resident (median of $ 647 per resident):
Insurance costs for senior living properties increased strongly over the last one to two years. The subject's actual expenses are supported by the comparable properties. We forecast Year 1 insurance costs at $90,000 or $ 698 per unit.

Management Fee

The subject is managed by an operating entity of the ownership at a rate equal to 5.0 percent of effective gross income. According to data by The 2003 State of Senior Housing Report, the median management fee for independent living facilities is 5.1 percent, with a general range from 4.9 to 6.3 percent. We concluded to a 5.0 percent management fee, which equates to a Year 1 expense of $142,766 or $1,107 per resident.

Replacement Reserves

Replacement reserves are necessary for replacement of roof covering, mechanical systems, furnishings, appliances, etc. For a facility such as the subject, it is reasonable to deduct one to two percent of net resident revenues for replacement reserves. The ASHA industry data shows a range of reserve unit allowances from $ 193 to $ 977 per unit with a median of $ 580 per unit. In the case of the subject and its date of construction, we deducted an amount equal to $300 per unit which equates to a total cost of $38,700 or $ 300 per resident, which is well supported by the industry data.

Expense Summary

Overall, we project the first year expenses for the subject (including management fees and reserves) at $1,731,466 ($13,422 per resident) and 60.64 percent of effective gross income. Additionally, the subject operated historically at expense ratios ranging from 58 to 61 percent.

According to The Senior Care Acquisition Report 2004, the average expense ratio for independent living facilities was 79.0 percent in 2003, which represented a
4.2 percent increase from 75.8 percent in 2002. The survey noted; however, that many of the properties used in the transaction samplings were either troubled or no stabilized, which resulted in a higher reported operating expense basis.

Furthermore, operating margins for independent living facilities were reported at 28.3 percent for the median, 18.8 percent for the lower quartile and 34.3 percent for the upper quartile according to the State of Senior Housing Report 2003.

Our net operating income estimate is similar than the historical amounts and equates to $8,712 per resident, which is abovethe most recent operating year of $8,688 per resident. The expenses and resultant net operating income estimate are considered reasonable in light of the historical data. A summary of our Year 1 proforma is presented as follows:


                        Oak Terrace Retirement Apartments
                         STABILIZED OPERATING STATEMENT

                                        Total            PR       % of EGI

 EFFECTIVE GROSS INCOME             $ 2,855,326      $23,956
 EXPENSES
 Repair/Main/Supply                 $    35,000   $       271      1.23%
 Services                           $   660,000   $     5,116     23.11%
 Administrative                     $    30,000   $       233      1.05%
 Advertising                        $    35,000   $       271      1.23%
 Payroll                            $   460,000   $     3,566     16.11%
 Utilities                          $    90,000   $       698      3.15%
 Real Estate Taxes                  $   150,000   $     1,163      5.25%
 Insurance                          $    90,000   $       698      3.15%

 TOTAL OPERATING EXPENSES  54.3%    $ 1,550,000   $    12,016     54.28%
 Management Fees            5.0%    $   142,766   $     1,107      5.00%
 Replacement Reserves     $ 300     $    38,700   $       300      1.36%

TOTAL EXPENSES                      $ 1,731,466   $    13,422     60.64%
 NET OPERATING INCOME               $ 1,123,860   $     8,712     39.36%

(*) Per Actual Resident

Direct Capitalization Rate Analysis

In determining an appropriate capitalization rate, we utilized several different methods: market extraction from the sales comparables; findings reported in The Senior Care Acquisition Report, 2004, published by Irving Levin Associates, Inc.; and findings from the Senior Care Participants Survey completed by Cushman & Wakefield, Inc.; and from the Band-of-Investment Analysis.

We analyzed investment rates of return acceptable to buyers in order to determine the capitalization rate. The overall rate on an investment is determined by analyzing several aspects of that investment and then assigning a risk associated with those aspects. Elements usually considered are:

..    Reliability  of the gross  income  prediction.  How  certain is it that the income will be forthcoming? Income is more dependable when the property is leased on a long-term basis to financially responsible tenants than when rented on a month-to-month basis to less reliable tenants.

..    Reliability  of the expense  prediction.  Is there  great  danger of having expenses increase materially, or is there a fair chance that they will remain about the same or even decrease?

..    Expense  ratio.  If the expenses are low in relation to gross  income,  the quality of the net income may be better, because a moderate reduction in gross income or a moderate increase in expenses does not affect the net income substantially.

..    Burden of  management.  Even when real estate  management  is  employed,  a property that requires constant attention, because of either maintenance or rent collection problems, is less desirable than one that needs minimal management. A long-term lease that requires a tenant to take care of all repairs and to pay taxes and insurance presents a situation that is relatively free from this burden of management.

..    Marketability  of the property.  An investment that has  marketability  and liquidity appeals to a wider group of investors than one lacking those attributes.

..    Stability of value.  The value or market price of a piece of real  property tends to remain within a narrower range for longer periods of time than do most other commodities.

As described previously, the gross income projected for the property is subject to such uncertainties as competition from other facilities and fluctuations in demand for the subject's services. Moreover, the subject property has limited marketability and liquidity because a purchaser must have the appropriate operating license from the applicable state regulatory agencies, which limits the number of potential investors and would, in any potential sale of the property, create impediments and delays.

Going-In Capitalization Rate Industry Findings

To further test the capitalization rates, we consulted data on independent living acquisition trends in The Senior Care Acquisition Report, Eighth Edition, 2004. The report indicated that after seeing two years of declining capitalization rates for independent living properties between 2000 and 2001, 2002 saw an increase in rates to a reported average of 12.20 percent. For 2003, however, the average capitalization rate declined to 11.1 percent. This information is summarized in the graph below.

Independent Living Facility Capitalization Rates
[GRAPHIC OMITTED]

1995: 10.3%
1996: 10.2%
1997:  9.2%
1998: 10.3%
1999: 10.9%
2000: 10.5%
2001:  9.9%
2002: 10.8%
2003:  9.9%


In addition, Cushman & Wakefield, Inc. surveyed senior care participants regarding their investment parameters for senior housing properties. This recent information is summarized in the following table.

                            2003 Participants Survey

                                                      Change From    Change From
                                          Survey          2002           2001
 Property Type            Survey Range    Average     Basis     %    Basis     %
                                                      Point          Point
 Capitalization Rates
 55+ Senior Apartments   7.00% - 10.25%   8.15%       -7      0.9%   -68   -7.6%
 Independent Living      9.00% - 10.50%   9.55%       -5      0.5%   -30   -3.0%
 Assisted Living        10.00% - 12.25%  10.85%      -17      1.6%    -8   -7.2%
 Skilled Nursing        11.50% - 18.00%  14.15%       16     -1.1%   -61   -4.2%
 Continuing Care
   Retirement Community  9.00% - 11.50%  10.40%      -35      3.4%   -15   -1.4%

Internal Rates of Return
 55+ Senior Apartments   9.50% - 15.00%  10.60%      -15      1.4%   -20   -1.8%
 Independent Living     10.00% - 15.00%  11.90%      -25      2.1%   -65   -5.7%
 Assisted Living        12.00% - 17.00%  15.30%       42     -2.7%   -22   -1.5%
 Skilled Nursing        13.00% - 20.00%  16.30%      -25      1.5%  -165   -9.1%
 Continuing Care
   Retirement Community  9.00% - 17.00%  13.00%      -25      1.9%  -135   -9.2%

Source: Senior Care Participants Survey, 2003 by Cushman & Wakefield, Inc.

In reviewing the 2003 survey, capitalization rates for independent living facilities ranged from 9.00 to 10.50 percent with an average indication of 9.55 percent. This data is only 25 basis points below that reported previously in The Senior Care Acquisition Report, Eighth Edition, 2004. The 2003 C&W survey also shows that capitalization rates declined slightly over those reported in 2002 and 2001.

In choosing the appropriate capitalization rate for the subject, we considered its location, occupancy, as well as the overall condition and utility of the property. The subject is a mid-sized independent living facility located in a favorable demographic area in Illinois. The market area is considered to be at a equilibrium basis with no under- or over- supply at this time. Based on the data and characteristics of the subject and marketplace, we consider a capitalization rate of between 8.75 to 9.25 percent to be appropriate for the property.

Band of Investment

The Band of Investment technique accounts for the combination of equity and prevailing financing which are banded together to finance this type of real estate. The rate developed is a weighted average, the weights being percentages of the total value, allocated to the mortgage and equity positions.

After surveying several commercial mortgage lenders and consulting the most recent Senior Care Participants Survey, published by Cushman & Wakefield, Inc. and the Senior Care Acquisition Report, published by Irving Levin Associates, it is our opinion that a typical creditworthy owner could obtain financing from a lending source in an amount equal to 75 percent of value at an annual interest rate of 6.0 percent. A typical loan period for this type of real estate ranges from 20 to 30 years. Utilizing a 25-year amortization period at a 6.0 percent interest rate (payable monthly) yields a mortgage constant of 0.0773162.

For a review of investor rates of return, we reference the previous table, which showed investment parameters for independent living properties.

As shown in the table, internal rates of return or equity dividend rates for senior housing properties ranged from 9.50 to 20.00 percent. Independent living facilities fall within the lower to middle portion of the range from 10.00 to
15.0 percent with an average indicated rate of 11.90 percent. Assisted living facilities fall within the middle portion at 12.00 to 17.0 percent with an average indicated rate of 15.30 percent.

Based on the data, we consider a prudent investor in a senior housing property like the subject would accept an initial annual return of between 10 percent and 15 percent of an equity investment in anticipation of a stable income flow and property appreciation over time. From this, and based on the subject's physical, locational and competitive structure, a rate from within the middle portion of the latter range, or 13.0 percent would be reasonable.

It should be emphasized that the equity dividend rate is not necessarily the same as an equity yield rate or true rate of return on equity capital. The equity dividend rate is an equity capitalization that reflects all benefits that can be recognized by the equity investor as of the date of purchase. The overall capitalization rate is developed as follows:


                        Band of Investment Technique

 75.0%   MORTGAGE       X        0.0773162 Mortgage Constant    =        0.0579
 25.0%   Equity         X        0.1300 Equity Dividend         =        0.0325
 100.0%  Total                                                           0.9.04
                                 OAR = 9.00%

Direct Capitalization Method Conclusion

We estimated a capitalization rate ranging between 8.75 to 9.25 percent through our direct comparison analysis, while the band-of-investment technique correlated to 9.00 percent. Utilizing both methods to develop a capitalization rate, tempered with investor criteria and the specific attributes of the subject, we consider a rate of 9.00 percent warranted for the property. We note that this rate is applied after reserves. Our conclusion via the Direct Capitalization Method is as follows:


 DIRECT CAPITALIZATION METHOD
 Net 0perating Income                           $1,123,860

 Sensitivity Analysis (0.25% OAR Spread)         Value            $/Unit
 Based on Low-Range of 8.75%                    $12,844,112      $99,567
 Based on Most Probable Range of 9.00%          $12,487,331      $96,801
 Based on High-Range of 9.25%                   $12,149,835      $94,185

 Reconciled Value                               $12,487,331      $96,801
 Rounded to nearest $100,000                    $12,500,000      $96,899
 Value Conclusion:                                            $12,500,000

 RECONCILIATION AND FINAL VALUE OPINION

Valuation Methodology Review and Reconciliation

This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we perform a restricted appraisal report. Therefore, we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

The approaches indicated the following values:

Income Capitalization Approach:     $12,500,000

Due to the fact that the subject is an income producing property, investors are primarily concerned with their return on equity. Therefore, we placed most weight on the Income Capitalization Approach in our final value conclusion. Given that investors typically purchase these types of properties based on their income producing capabilities, this approach was useful in providing support for our findings in the Income Capitalization Approach.

The Income Capitalization Approach is typically considered the most appropriate approach to utilize when valuing going-concerns such as nursing homes, independent living and independent living facilities. This approach considers the income potential of the property. In our Income Capitalization Approach to value, the anticipated monetary benefits of ownership were converted into a value estimate. Within the Income Capitalization Approach, direct capitalization was used, as it is the most common method used by investors and purchasers in acquiring existing and stabilized properties of this nature.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we developed an opinion that the "as-is" market value of the fee simple estate of the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, on April 16, 2004 was:

                  TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS

                                  $12,500,000

Personal Property Allocation

Included in the above estimate of market value is the contributing value of the personal property at the subject property, or the furnishings, fixtures and equipment (FF&E). FF&E is generally considered to be part of the independent living facility and is typically sold with the building. It is therefore considered to be a part of the property's total value. FF&E includes the individual unit and public area furnishings, kitchen equipment, service/maintenance equipment and other machinery. Based on previous analysis of the subject, we estimated the value of the FF&E as new to be $519,225, including a 15 percent factor for entrepreneurial profit.

Physical deterioration (depreciation) must be deducted for the FF&E. The subject opened in 1987. Based on our physical inspection of the property, we are of the opinion that the property is currently in average physical condition. We estimated that the subject's FF&E has a useful life of 10 years and we estimated the current effective age at 4 years. This equates to a 40 . percent depreciation factor, as summarized in the following table. .


         Furniture, Fixtures and Equipment

         Total Value of FF&E As New             $519,225
         Physical Life (Yrs)                          10
         Effective Age (Yrs)                           4
         Percent Depreciated (%)                      40
         Percent Value Remaining (%)                  60
         Depreciated Value                      $311,535
         Rounded                                $310,000

The contributing value of the FF&E is considered to be the cost of the FF&E less its accrued depreciation. This equates to a value of $310,000 rounded.

INSURABLE VALUE

Insurable Value is directly related to the portion of the real estate which is covered under the asset's insurance policy. We based this opinion on the building's replacement cost new (RCN), which has no direct correlation with its actual market value.

The replacement cost new is the total construction cost of a new building built using modern technology, materials, standards and design, but built to the same specifications and with the same utility as the building being appraised. For insurance purposes, replacement cost new includes all direct costs necessary to construct the building improvements. Items which are not considered include land value, site improvements, indirect costs, accrued depreciation and entrepreneurial profit. To develop an opinion of insurable value, exclusions for below-grade foundations and architectural fees must be deducted from replacement cost new.

We developed an opinion of replacement cost new by using the Calculator Cost Method developed by Marshall Valuation Service, a nationally recognized cost estimating company which estimates construction costs for all types of improvements. Marshall Valuation Service revises its cost factors monthly and adjusts them to reflect regional and local cost variations.

                       Oak Terrace Retirement Apartments
                                INSURABLE VALUE

 Gross Building Area Square Footage (GBA)                           117,250
 Total Replacement Cost New Of Improvements                      $7,805,448
 Less-Insurance Exclusions                   Per S.F. Percent
 Foundations Below Grade                     $1.66    2.50%        $195,136
 Piping Below Grade (Negligible)             $0.00    0.00%              $0
 Architect Fees                              $1.66    2.50%        $195,136
 Total Insurance Exclusions                                        $390,272
 INSURABLE VALUE SUMMARY
 Total Replacement Cost New                                      $7,805,448
 Less: Total Insurance Exclusions                                 ($390,272)
 Insurable Value                                                 $7,415,176
 Rounded to nearest $50,000                                      $7,400,000

Source: Marshall Valuation Service
See Cost Approach for calculator details

Therefore, the insurable value for the improvements is estimated to be $7,400,000.

                                            SUPPLEMENTAL VALUATION - SCENARIO II

VALUATION BY THE DIRECT CAPITALIZATION METHOD AS ENCUMBERED

In the previous section, the subject property's Market Value unencumbered, or "free and clear" was estimated. However, as previously stated the purpose of this report is to estimate the Market Value of the subject property, as encumbered with long-term bond financing. The terms of the bond and Letter of Credit are summarized as follows.

TERMS OF BOND FINANCING

Long-term bond financing issued by the City of Springfield, Illinois encumbers the subject property. The Community Improvement Adjustable Demand Revenue Bonds (Oak Tree Joint Venture, LP) Series 1999. A synopsis of the bond terms is included in the addenda section of this report.

Derivation Of Overall Capitalization Rate: Capitalization rates express relationships between net income and total value. The rate employed must be consistent with and reflective of those rates currently employed by investors active in the market place. Therefore, in order to determine the affect favorable bond financing has on the capitalization rates we interviewed a number of active investors and participants so that we may get an understanding as to the methodology applied in the purchasing of such properties.

In conducting our research, we interviewed representative from such institutions as Lend Lease, Heitman Capital, and Equity Residential Group. Each of those interviewed were relatively consistent in that their respective companies discounted "unleveraged market-rate overall rates" between 50 and 150 basis points to reflect the benefits of the leverage and favorable financing. Therefore, for properties such as the subject, a "leveraged" capitalization rate of between 6.5 percent and 7.5 percent (8.0 percent less 50 to 200 basis points) is implied. For the purposes of our analysis, we have concluded to 7.0 percent, which is applied to the estimated NOI and results in a value as follows:

                                            SUPPLEMENTAL VALUATION - SCENARIO II

$1,123,860 + 7.0% = $16,055,143 or $16,100,000 (as rounded)

                  SIXTEEN MILLION ONE HUNDRED THOUSAND DOLLARS

                                 ($16,100,000)

This value considers the effect of positive leverage and terms attributable to bond financing that encumbers the subject property. The difference between the unencumbered and the estimated Market Value, as encumbered, is $3,600,000, is the implied benefit of the long-term bond financing. This value represents a
28.8 percent increase from our market value conclusion under Scenario I

                                             ASSUMPTIONS AND LIMITING CONDITIONS

"Report" means the appraisal or consulting report and conclusions stated therein, or a letter opinion, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report

"C&W" means Cushman & Wakefield, Inc. or its subsidiary that issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report. The Report has been made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legaldescription or for any matters that are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Report is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Report.

3. The opinions are only as of the date stated in the Report. Changes since that date in external and market factors or in the Property itself can significantly affect the conclusions.

4. The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analyses. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be otherwise stated in the letter of engagement, the Report may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales or promotional or offering or SEC material without C&W's prior written consent.

Any authorized user of this Report who provides a copy to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys' fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Report by any such unauthorized person or entity.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Report; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasted potential gross income referred to in the Report may be based on lease summaries provided by the owner or third parties. The Report assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Report, envisages for the future in terms of rental rates, expenses, and supply and demand.

10. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials that may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Report, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.

12. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider this Report as only one factor together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Report.

13. In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to this Report or this engagement, the maximum damages recoverable shall be the amount of the monies actually collected by C&W or its affiliates for this Report and under no circumstances shall any claim for consequential damages be made.

14. If the Report is referred to or included in any offering material or prospectus, the Report shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients. C&W disclaims any and all liability to any party other than the party which retained C&W to prepare the Report.

15. By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions stated herein.


Extraordinary Assumptions

An extraordinary assumption is defined as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis." (USPAP 2001 Edition, ASS of The Appraisal Foundation, 1/1/2001, page 2).

This appraisal employs no other extraordinary assumptions.

Hypothetical Conditions

An extraordinary assumption is defined as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis." (USPAP 2004 Edition, ASS of The Appraisal Foundation, 1/1/2004, page 3). This appraisal employs no hypothetical conditions.

 CERTIFICATION OF APPRAISAL


We certify that, to the best of our knowledge and belief:

1.   The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported 3. assumptions and limiting conditions, and is our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. Randal D. Dawson, MAI made a personal inspection of the property that is the subject of this report.

9. No one provided significant real property appraisal assistance to the persons signing this report.

10. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

11. As of the date of this report, Appraisal Institute continuing education for Randal D. Dawson, MAI is current.


/S/ RANDAL D. DAWSON
---------------------
Randal D. Dawson, MAI
Associate Director
Senior Housing/Healthcare Industry Group
Illinois Certified General Appraiser
License No. 153-001098

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